FILED PURSUANT TO RULE 424(b)(1)
FILE No. 333-138293

32,181,281 shares of common stock

TRITON DISTRIBUTION SYSTEMS, INC.

        This prospectus covers the resale by our selling stockholders of 30,566,539 shares of our common stock and 1,614,742 shares of our common stock underlying common stock purchase warrants held by our selling stockholders. The selling stockholders’ names and share amounts are set forth under “Selling Stockholders and Plan of Distribution” in this prospectus. The shares will be offered by our selling stockholders at then prevailing market prices or privately negotiated prices. The offering will terminate on the earlier of the date all of the shares are sold or one year from the date hereof. We will not receive any proceeds from the sale of shares offered by the selling stockholders.

        Our common stock is quoted on the NASD’s over-the-counter Electronic Bulletin Board under the symbol “TTDS.” On January 29, 2007, the closing price of the common stock on the Bulletin Board was $3.90 per share.

         Investing in our common stock involves substantial risks. See “Risk Factors” beginning on page 4.

        The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 31, 2007.

TABLE OF CONTENTS

About This Prospectus	i
Summary	1
Summary Financial Data	3
Risk Factors	4
Forward-Looking Statements	8
Use of Proceeds	8
Price Range of Common Stock	8
Selected Financial Data	9
Management’s Discussion and Analysis of Financial Conditions and Results of Operations	10
Business	16
Management	25
Security Ownership of Executive Officers, Directors and Beneficial Owners of Greater Than 5% of Our Common Stock	30
Selling Stockholders and Plan of Distribution	31
Related Party and Other Material Transactions	41
Description of Capital Stock	41
Shares Eligible for Future Sale	42
Experts	43
Legal Matters	43
Where You Can Find More Information	43
Financial Statements	F-1

You may rely only on the information contained in this prospectus. Neither we nor the underwriters have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

 ABOUT THIS PROSPECTUS

        You should rely only on the information contained in this prospectus as we have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where such an offer or sale is not permitted.

i

SUMMARY

        This summary highlights material information regarding our company and the offering contained in this prospectus. However, you should read the entire prospectus carefully, including the financial information and related notes, before making an investment decision.

Business

Triton is a development stage Web-based travel services distribution company. The travel marketplace is a global arena in which millions of “buyers” such as travel agents and consumers and “sellers” such as airlines, hotels, car rental agencies, cruise ship lines, tour operators and entertainment companies come together. Among the systems available to buyers in their search for travel options, availability and rates are Global Distribution Systems companies, known as “GDSs,” which are accessed primarily by travel agents and Internet travel Web site companies such as Cendant Corp.’s Orbitz, Expedia, Inc.’s Expedia.com and Sabre Holdings Corp.’s Travelocity, which are accessed by consumers. These systems electronically connect a vast network of travel product sellers and globally dispersed travel agents and consumers.

Our core business is the electronic distribution of travel inventory from travel sellers to travel agencies and their clients. Unlike Orbitz, Expedia and Travelocity, we operate solely as a vendor to travel agents through our business-to-business, or “B2B,” Web-based distribution system. We favor the B2B market because we estimate that 80% of global airline tickets are issued by travel agents and 70% of all travel is booked through travel agents. Moreover, the Cruise Line International Association estimates that more than 90% of cruises are booked through travel agents.

Our target travel sellers are airlines, including air consolidators that purchase bulk seats on major carriers and resell air travel at reduced pricing, property management vendors and suppliers, such as hotel chains, independent hotels, resorts, vacation lodgings and bed & breakfasts, car rental agencies, tour operators such as bus tours, expeditions, walking tours and adventure packages, cruise lines providing global sailing trips, scenic or specialty cruises within a region, and special custom cruises, and local transportation service providers such as limousines, shuttles, ferries and other local modes of transportation typically needed by travelers. Our target travel buyers are travel agencies around the world, although initially we are focusing on travel agencies in Southeast Asia and China.

We have had no revenue since inception and have incurred losses of $1,951,901 and $2,220,002 for the period from inception (January 10, 2006) to June 30, 2006 and the three months ended September 30, 2006, respectively. At September 30, 2006 we had $3,626,028 of working capital and an accumulated deficit of $4,171,903.

As a result of our lack of revenue and ongoing losses our independent registered public account firm has issued a going concern opinion in connection with their audit of our June 30, 2006 financial statements. Based upon a current rate of losses, and assuming we raise no additional funds, we will have expended all of our working capital funds by May 2007.

History

We were organized as Petramerica Oil, Inc., a Colorado corporation, in September 1986 to explore for oil and gas in the Rocky Mountain region of the United States. Since inception, Petramerica has been primarily involved in raising capital and has not conducted any significant operations. We acquired all of the outstanding common stock of Triton Distribution Systems, Inc., a Nevada corporation (“Triton”), in July 2006 for 36,750,950 shares of our common stock. Triton was organized as a Nevada corporation in January 2006 to engage in the travel business and references to our company throughout this prospectus include the operations of Triton. In December 2005, Triton purchased the assets of GRS Network, Inc. following foreclosure by a second lender of GRS. GRS launched a similar business to ours in 1999 and was managed by Mr. Lykiardopoulos, our Chief Executive Officer. Following the events of 9-11 and their affect on the travel industry, GRS ceased operations in September 2004.

In August 2006, we issued 7,148,710 shares to a group of accredited investors for $.80 per share and 1,119,412 shares each to two investor relations firms for investor relations services rendered valued at $.80 per share. Also, in September 2006 we sold 3,450,000 shares and 287,500 shares at $.80 per share to two investors, Al-Deera Holding Co. K.S.C.C. and Univest Group, Ltd., respectively, in connection with retaining these two investors to market our travel products in the Middle East.

Our corporate offices are located at One Harbor Drive, Suite 300, Sausalito, California 94965, and out telephone number is (415) 339-4600. Our Web site address is www.tritonds.com. Information on the Web site is not a part of this prospectus.

The Offering

Securities offered by our selling stockholders:	30,566,539 shares of common stock and 1,614,742 shares of common stock underlying warrants.
Securities outstanding prior to and after the offering:	45,013,213 shares of common stock.

Use of proceeds:	We will not receive any proceeds from the sale of the common stock.

Description of Selling Stockholders

        Through this prospectus, we are registering for resale (1) 7,148,710 shares of our common stock which we sold for $.80 per share in an August 2006 private placement to a group of accredited investors, (2) 2,238,824 shares we issued to two investor relations firms, (3) 16,843,476 shares held by 15 other investors who were involved in the initial formation and funding of Triton and who received their shares of our common stock as a part of the 36,750,950 shares we issued to acquire all of Triton’s outstanding common stock, (4) 3,737,500 shares we sold in September 2006 to two investors in connection with a travel product marketing agreement, (5) 185,000 share of our common stock underlying warrants issued to a consultant in connection with the 3,737,500 shares sold to two institutional investors, and (6) 598,029 shares of our common stock and 1,429,742 shares of our common stock underlying warrants, all of which were issued to Brookstreet Securities Corporation, the Placement Agent of the above-described private placements. The names and share amounts of the selling stockholders are set forth under “Selling Stockholders and Plan of Distribution” in this prospectus. None of the selling stockholders are officers, directors or 10% stockholders of our company except Stephen Garland, one of our directors, for whom we are registering 373,137 shares of common stock.

SUMMARY FINANCIAL DATA
        The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited financial statements and related notes included elsewhere in this prospectus. The financial information as of June 30, 2006 and for the period (inception) January 10, 2006 through June 30, 2006, is derived from our audited financial statements contained herein. The financial information as of September 30, 2006 and the three months ended September 30, 2006 is derived from our unaudited consolidated financial statements contained herein.

Statement of Operations Data
	Three Months Ended September 30, 2006	Period from Inception, January 10, 2006, through September 30, 2006

Net sales	$-	$-
Loss from operations	$(2,229,468)	$(4,152,735)
Net loss	$(2,220,002)	$(4,171,903)
Net loss per share of common stock	$(0.05)	$(0.11)

Balance Sheet Data
September 30, 2006
(unaudited)

Working capital	$4,918,759
Total assets	$5,513,310
Total liabilities	$132,716
Stockholders’ equity	$5,380,594

RISK FACTORS

        The shares of common stock offered by this prospectus involve a high degree of risk and represent a highly speculative investment. You should not purchase these shares if you cannot afford the loss of your entire investment. In addition to the other information contained in this prospectus, you should carefully consider the following risk factors in evaluating our company, our business prospects and an investment in our shares of common stock.

We are in an early stage of development and have a limited operating history, which makes evaluation of our business more difficult and increases the likelihood that we will not be successful.

We are in the early stage of development, have no revenue and only a limited operating history on which to base an evaluation of our business and prospects. In addition, our operations and development are subject to all of the risks inherent in the growth of an early stage company, including a limited operating history. We may not succeed given the technological, marketing, strategic and competitive challenges we face. The likelihood of our success must be considered in light of the expenses, difficulties, complications, problems, delays and inherent risks frequently encountered in connection with the growth of a new business, the continuing development of new technology and the competitive environment in which we operate. Such risks include acceptance by users in an evolving and unpredictable business environment, the lack of a well developed brand identity and the difficulty of bringing our product to market on a timely basis.

Our revenue is highly dependent on the travel and transportation industries, and particularly on airlines, and a prolonged decrease in travel booking volumes would reduce our revenue.

Most of our revenue is derived from airlines, hotel operators, car rental companies, cruise operators and other suppliers in the travel and transportation industries. Our revenue will increase and decrease with the level of travel and transportation activity and is therefore highly subject to declines in or disruptions to travel and transportation due to factors entirely out of our control. Factors that may adversely affect travel and transportation activity include:
•	Economic downturns and recessions;
•	Global security issues, political instability, acts of terrorism, hostilities and war;
•	Increased airport security that could reduce the convenience of air travel;
•	Inclement weather, such as the recent tsunami which devastated parts of Southeast Asia;
•	Increased occurrence of travel-related accidents;
•	Travelers’ concerns about exposure to contagious diseases such as SARS and avian bird flu;
•	Economic and political issues in the Middle East, Asia, Latin America and elsewhere; and
•	The financial condition of travel sellers.

The possibility of further terrorist attacks, hostilities and war, stringent security measures at airports, and the financial instability of many of the air carriers may continue to adversely affect the travel industry. Airlines may reduce the number of their flights, making fewer offerings available to us. We expect to depend on a relatively small number of airlines for a significant portion of our revenue. Several major airlines are experiencing liquidity problems, some have sought bankruptcy protection and still others may consider bankruptcy relief. Travelers’ perceptions of passenger security or airlines’ financial stability may have an adverse effect on demand. The financial instability of airlines or a prolonged substantial decrease in travel booking volumes could have an adverse impact on our revenue, financial performance in general, operations and liquidity and capital resources.

We face competition from established as well as other emerging travel distribution channels, which could divert customers to our competitors and significantly reduce our revenue and profitability.

Our business involves providing travel seller inventories to travel agents and we face significant competition in all aspects of this business. With respect to travel agencies, we compete primarily against large and well-established GDSs, but new GDS alternatives are also being developed in the marketplace. With the deregulation of the travel industry in the United States, we compete in a free-market system. Our current and potential customers may elect to use a GDS or a GDS alternative offering lower prices. Losing access to inventory from one or more major travel seller would make us less attractive to travel agencies and other travel buyers, which could reduce our booking fee revenue. In addition, we face increasing competition for travel agencies from travel sellers that distribute directly to travel agencies, as well as to consumers.

We expect existing competitors and new entrants to the travel business to constantly revise and improve their business models in response to challenges from competing businesses, including ours. If these or other travel industry participants introduce changes or developments that we cannot meet in a timely or cost-effective manner, our revenue and profitability could be reduced.

In addition, consolidation among our competitors may give them increased negotiating leverage with travel sellers and greater marketing resources, thereby providing corresponding competitive advantages over us. Consolidation among travel sellers, including airline mergers, may increase competition from distribution channels related to those travel sellers and place more leverage in the hands of those travel sellers to negotiate lower booking fees. If we are unable to compete effectively, competitors could divert our customers away from our travel distribution channels.

Some travel sellers are seeking alternative distribution models, and alternative models of travel distribution are emerging, which could reduce interest in our travel products.

Some travel sellers are seeking to decrease their reliance on distribution intermediaries, including GDSs. Travel sellers may give advantages to distribution intermediaries in which they have an economic stake or may create or expand commercial relationships with online and traditional travel agencies that work with travel sellers to directly book travel with them. Many airlines, hotels, car rental companies and cruise operators have established their own travel distribution Web sites. Several travel sellers have formed joint ventures that offer multi-supplier travel distribution Web sites. From time to time, travel sellers offer advantages, such as bonus miles, lower transaction fees, or discounted prices, when their products and services are purchased from these supplier-related Web sites. Some of these offerings are not available to unrelated intermediaries, or those intermediaries must provide lower distribution pricing in exchange for access to the offerings. In addition, a new breed of competitor is entering the online travel marketplace. Both well-established search engine companies as well as start ups are attempting to enter the online travel marketplace by leveraging search technology to aggregate travel search results across travel seller, travel agent and other travel-related Web sites. These search engines and alternative travel distribution channels have the potential to divert customers from our online sites thereby reducing interest in our travel products, which in turn could reduce our revenue and profitability.

Cancellation of our non-exclusive agreements with travel sellers could limit our access to travel products and reduce our revenue.

We rely on participating agreements with airlines, hotels, cruise lines and the like. None of these arrangements are exclusive and all may be cancelled by either party on 30 days notice to the other. Our travel sellers have entered into similar agreements with many other travel companies and competitors. We cannot assure that our arrangements with travel sellers will remain in effect, or that any of these sellers will continue to supply us with the any particular level of travel inventory in the future. Any loss of travel sellers by us would reduce our travel products and revenue.

Consolidation in the travel industry and increased competition for travel agency subscribers may result in increased expenses, lost bookings and reduced revenue.

We seek to attract and retain travel agencies as our customers. The number of bookings these travel agencies produce is an important factor in our success. Some travel sellers have reduced or eliminated commissions paid to travel agencies. The loss of commissions causes travel agencies to become more dependent on other sources of revenue, such as traveler-paid service fees and GDS-paid incentives. The reduction or elimination of travel seller-paid commissions has forced some smaller travel agencies to close or to combine with larger travel agencies. Consolidation of travel agencies may result in increased competition to acquire them as customers thereby increasing our costs. In order to compete effectively, we may need to increase incentives, pre-pay incentives, increase spending on marketing or product development, or make significant investments to purchase strategic assets. In addition, consolidation among travel sellers, such as airline and hotel mergers and alliances, may increase competition from their distribution channels or give them additional leverage to negotiate lower booking charges by us.

Our success depends on maintaining the integrity of, and upgrading the quality of, our systems and infrastructure. If we are unable to do so, we will be unable to retain our travel agent customers or attract travel products.

In order to be successful, we must provide reliable, real-time access to our systems for our travel agent customers and travel sellers while also pursuing a low-cost model. If our operations grow in both size and scope, we will continuously need to improve and upgrade our systems and infrastructure to offer an increasing number of customers and travel sellers enhanced products, services, features and functionality, all while maintaining the reliability and integrity of our systems and infrastructure and while pursuing the lowest cost per transaction. The expansion of our systems and infrastructure will require us to commit substantial financial, operational and technical resources before the volume of business increases, with no assurance that the volume of business will increase. Travel agents and travel sellers will not tolerate a service hampered by slow delivery times, unreliable service levels and service outages due to the installation of upgrades, or insufficient capacity, any of which could reduce the number of our travel agent customers or travel products.

Doing business internationally poses special risks, which could increase our costs and require us to allocate significant management resources to address.

We do most of our business internationally which requires management attention and special resources. Nevertheless, we face a number of risks associated with our international operations, including the following:

•	Challenges caused by distance, language and cultural differences;

•	Longer customer payment cycles in some countries;

•	Increased credit risk and higher levels of payment fraud;
•	Legal and regulatory restrictions;
•	Foreign exchange controls that might prevent us from repatriating cash earned in other countries;
•	Political and economic instability and export restrictions; and
•	Potentially adverse tax consequences.

The People’s Republic of China’s Economic Policies could affect our Business.

While the People’s Republic of China’s economy has experienced significant growth in the past twenty years, such growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of the People’s Republic of China, but they may also have a negative effect on us. For example, operating results and financial condition may be adversely affected by the government control over capital investments or changes in tax regulations.

The economy of the People’s Republic of China has been changing from a planned economy to a more market-oriented economy. In recent years the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform and the reduction of state ownership of productive assets, and the establishment of corporate governance in business enterprises; however, a substantial portion of productive assets in the People’s Republic of China are still owned by the Chinese government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. It also exercises significant control over the People’s Republic of China’s economic growth through the allocation of resources, the control of payment of foreign currency- denominated obligations, the setting of monetary policy and the provision of preferential treatment to particular industries or companies.

We may face obstacles from the communist system in the People’s Republic of China.

Foreign companies conducting operations in the People’s Republic of China face significant political, economic and legal risks. The Communist regime in the People’s Republic of China, including a cumbersome bureaucracy, may hinder Western investment.

We may have difficulty establishing adequate management, legal and financial controls in the People’s Republic of China and Southeast Asia.

The People’s Republic of China and Southeast Asia historically have not adopted a Western style of management and financial reporting concepts and practices, modern banking, computer or other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the People’s Republic of China and Southeast Asia. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards. Our CEO, Mr. Gregory Lykiardopoulos has been conducting business in Southeast Asia and China since the 1970s, and has traveled extensively throughout Asia. In addition, we have has hired qualified personnel in the United States with professional and work experience in China and Southeast Asia that will oversee the operations in these countries.

Because our common stock may be classified as “penny stock,” trading may be limited, and the share price could decline.

Because our common stock may fall under the definition of “penny stock,” trading in the common stock, if any, may be limited because broker-dealers are required to provide their customers with disclosure documents prior to allowing them to participate in transactions involving the common stock. These disclosure requirements are burdensome to broker-dealers and may discourage them from allowing their customers to participate in transactions involving the common stock.

“Penny stocks” are equity securities with a market price below $5.00 per share other than a security that is registered on a national exchange, included for quotation on the NASDAQ system or whose issuer has net tangible assets of more than $2,000,000 and has been in continuous operation for greater than three years. Issuers who have been in operation for less than three years must have net tangible assets of at least $5,000,000.

Rules promulgated by the Securities and Exchange Commission under Section 15(g) of the Exchange Act require broker-dealers engaging in transactions in penny stocks, to first provide to their customers a series of disclosures and documents including:
•	A standardized risk disclosure document identifying the risks inherent in investment in penny stocks;
•	All compensation received by the broker-dealer in connection with the transaction;
•	Current quotation prices and other relevant market data; and
•	Monthly account statements reflecting the fair market value of the securities.

These rules also require that a broker-dealer obtain financial and other information from a customer, determine that transactions in penny stocks are suitable for such customer and deliver a written statement to such customer setting forth the basis for this determination.

Our directors, executive officers and affiliates will continue to exert significant control over our future direction, which could reduce the sale value or our Company.

Members of our Board of Directors and our executive officers, together with their affiliates, own a majority of the outstanding common stock. Accordingly, these stockholders, if they act together, will be able to control all matters requiring approval of our stockholders, including the election of directors and approval of significant corporate transactions. The concentration of ownership, which could result in a continued concentration of representation on our Board of Directors, may delay, prevent or deter a change in control and could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our assets.

Investors should not anticipate receiving cash dividends on our common stock.

We have never declared or paid any cash dividends or distributions on our common stock and intend to retain future earnings, if any, to support our operations and to finance expansion. Therefore, we do not anticipate paying any cash dividends on the common stock in the foreseeable future.

There is a reduced probability of a change of control or acquisition of us due to the possible issuance of preferred stock. This reduced probability could deprive our investors of the opportunity to otherwise sell our stock in an acquisition of us by others.

        Our Articles of Incorporation authorize our Board of Directors to issue up to 2,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or designation of such series, without further vote or action by stockholders. As a result of the existence of “blank check” preferred stock, potential acquirers of our company may find it more difficult to, or be discouraged from, attempting to effect an acquisition transaction with, or a change of control of, our company, thereby possibly depriving holders of our securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transactions.

FORWARD-LOOKING STATEMENTS

        This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations about future events. These forward-looking statements are subject to risks, uncertainties and assumptions about us which are discussed in the Risk Factors section above as well as throughout this prospectus. In light of these risks, uncertainties and assumptions, any forward-looking events discussed in this prospectus might not occur.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of shares of our common stock being offered by the selling stockholders. Any proceeds from the exercise of warrants will be added to our working capital.

PRICE RANGE OF COMMON STOCK

Our common stock was quoted on the NASD’s Bulletin Board under the trading symbol “PTRA” from July 14, 2006 until August 18, 2006, when the common stock commenced quotation under the symbol “TTDS.” The high and low closing prices of our common stock from July 14, 2006 to January 23, 2007 were $3.05 and $8.50, respectively. These closing prices do not reflect retail mark-up, markdown or commissions.

	Bid Price
Period	High	Low
2007:
First Quarter (1)	$4.00	$3.60
2006:
Fourth Quarter	6.50	3.75
Third Quarter (2)	8.50	3.05

(1)	From January 1, 2007 to January 23, 2007
(2)	From July 14, 2006 to September 30, 2006

As of January 23, 2007, we had approximately 367 stockholders of record.

SELECTED FINANCIAL DATA

          The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited financial statements and related notes included elsewhere in this prospectus. The financial information as of June 30, 2006 and for the period (inception) January 10, 2006 through June 30, 2006, is derived from our audited financial statements contained herein. The financial information as of September 30, 2006 and the three months ended September 30, 2006 is derived from our unaudited consolidated financial statements contained herein.

Statement of Operations Data
	Three Months Ended September 30, 2006	Period from Inception, January 10, 2006, through September 30, 2006
	(unaudited)
Net sales	$-	$-
Loss from operations	$(2,229,468)	$(4,152,735)
Net loss	$(2,220,002)	$(4,171,903)
Net loss per share of common stock	$(0.05)	$(0.11)

Balance Sheet Data
September 30, 2006
(unaudited)

Working capital	$4,918,759
Total assets	$5,513,310
Total liabilities	$132,716
Stockholders’ equity	$5,380,594

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

This following information specifies certain forward-looking statements of management of the company.  Forward-looking statements are statements that estimate the happening of future events are not based on historical fact.  Forward-looking statements may be identified by the use of forward-looking terminology such as, “may,” “shall,” “could,” “expect,” “estimate,” “anticipate,” “predict,” “probable,” “possible,” “should,” “continue,” or similar terms, variations of those terms or the negative of those terms.  The forward-looking statements specified in the following information have been complied by our management and considered by management to be reasonable.  Our future operating results, however, are impossible to predict and no representation, guaranty or warranty is to be inferred from those forward-looking statements.

The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry and other circumstances.  As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment.  To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and accordingly, no opinion is expressed on the achievability of these forward-looking statements.  No assurance can be given that any of the assumptions relating to the forward-looking statements specified in the following information are accurate, and we assume no obligation to update any such forward-looking statements.

Overview

We were incorporated in the State of Nevada on January 10, 2006.  We are an emerging, next generation Web-based travel services distribution company.  Our core business is the electronic distribution of travel inventory from airlines, car rental companies, hotels, tour and cruise operators, and other travel sellers to travel agencies and their clients on a global basis.

The development of the technology and screens for our online distribution system was initiated by our CEO and other current management team members while they were affiliated with GRSNetwork, Inc. (“GRS”), a California corporation, which was founded in 1997.  GRS’s original activities centered on creating various products for travel agents to streamline their businesses, including accounting systems, electronic reporting systems, a web-based engine, cruise products, management reports and system reporting applications.  GRS produced software programs and sold them to independent travel agents, and also developed the software and website for an Internet-based system for distributing travel inventory from sellers to agents.

In 1999, GRS launched its online travel distribution service, with the original notion of recruiting U.S. travel agents that were too small to afford the minimum guarantees required by the major GDSs.  The timing of this launch and the financial instability of smaller travel agents proved to be inopportune.  By the end of 1999, the airlines in the United States eliminated the payment of commissions to travel agents.  This high-impact decision, which was designed to reduce costs, caused many travel agencies to cease operations and also resulted in fewer bookings for United States’ airlines.

Two years later, the United States experienced the terrorism of 9/11; which served to accelerate the financial decline of several major U.S.-based airlines and thousands of domestic travel agencies.  Within this environment, GRS was further developing its proprietary product suite and was attempting to sign up individual travel agents, one at a time.  Ultimately, GRS determined that the cost of attracting and maintaining smaller travel agencies was greater than the revenue streams that could be generated from this target market.  After five years of trying to engineer a profitable business model, and having incurred significant operating losses and unpaid debt obligations, GRS went out of business in September 2004.

When GRS ceased operations, a secured lender held a security interest in all of the assets of GRS including its operating business, personal property and software technologies.  In December 2005, an investor group formed TDS Acquisition, LLC, a Nevada limited liability company (“TDS LLC”), and acquired the security position of the secured lender for an investment of $200,000 in cash plus additional costs associated with the foreclosure.  TDS LLC foreclosed on the inactive assets in January 2006 and contributed them to us in exchange for shares.

These assets consisted of computers, servers, furniture and fixtures, as well as the technology (Intellectual property) to support the online distribution of travel services.  TDS LLC did not transfer any of the accounts of GRS.

We commenced operations in January 2006 with an initial emphasis on Southeast Asia and intend to expand to other international locations, including South America and Europe.  Unlike the travel industry in the United States, which is highly fragmented and decentralized, emerging countries in Asia have only one or two flagship airlines for international routes, the airlines are controlled by the government, their fleets have been modernized, the carriers are generally profitable, the travel agencies are clustered in large associations, and the government has considerable influence over decisions which affect bookings and the issuance of tickets to domestic and foreign travelers.

We are a developmental stage company.  We are subject to risks and uncertainties, including new product development, actions of competitors, reliance on the knowledge and skills of our employees to be able to service customers, and availability of sufficient capital and a limited operating history.

The financial statements included elsewhere in this prospectus have been prepared in conformity with generally accepted accounting principles in the United States, which contemplates continuation as a going concern.  However, we have not generated any operating revenue, have incurred significant operating losses to date, have a negative cash flow from operations and have working capital and stockholders’ deficits, which raises substantial doubt about its ability to continue as a going concern. In view of these matters, realization of certain of the assets in the accompanying balance sheet is dependent upon continued operations, which in turn is dependent upon our ability to meet our financial requirements, raise additional capital, and the success of our future operations.

We have raised in excess of $8 million in equity capital.  We believe that the capital raised in the private placement offerings provides an opportunity for us to continue as a going concern.

On August 17, 2006, the Triton’s shareholders approved amendments to our Articles of Incorporation to increase our authorized shares of no par common stock to 100,000,000.

Critical Accounting Policy and Estimates

Our Management’s Discussion and Analysis of Financial Condition and Results of Operations section discusses our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of the financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments, including those related to revenue recognition, recoverability of intangible assets, and contingencies and litigation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The most significant accounting estimates inherent in the preparation of our consolidated financial statements include estimates as to the appropriate carrying value of certain assets and liabilities which are not readily apparent from other sources, primarily the valuation of intangible assets. The methods, estimates and judgments we use in applying these most critical accounting policies have a significant impact on the results we report in our consolidated financial statements.

Intangible Assets

The determination of the fair value of certain acquired assets is subjective in nature and often involves the use of significant estimates and assumptions. Determining the fair values and useful lives of intangible assets especially requires the exercise of judgment. While there are a number of different generally accepted valuation methods to estimate the value of intangible assets acquired, we have valued our intangible assets based on the historical purchase price.  All of our intellectual property was purchased by certain investors for $238,525 and contributed to us in exchange for shares of our common stock.  In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” we evaluate our intangible assets and other long-lived assets for impairment, at least on an annual basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable from our estimated future cash flows. Recoverability of intangible assets and other long-lived assets is measured by comparing their net book value to the related projected undiscounted cash flows from these assets, considering a number of factors including past operating results, budgets, economic projections, market trends and product development cycles. If the net book value of the asset exceeds the related undiscounted cash flows, the asset is considered impaired and a second test is performed to measure the amount of impairment loss which is the difference between the net book value of the asset and its fair value. Fair value is determined by the present value of future cash flows using multiple scenarios that reflect the range of possible outcomes and a risk-free rate.   Amortization is computed using the straight-line method over the estimated useful life of the intellectual property of 10 years.

Stock Based Compensation

We adopted SFAS No. 123 (Revised 2004), Share Based Payment (“SFAS No. 123R”). SFAS No. 123R requires companies to measure and recognize the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value. SFAS No. 123R eliminates the ability to account for the award of these instruments under the intrinsic value method prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees, and allowed under the original provisions of SFAS No. 123. In determining the fair value of employee stock options we will periodically evaluate the stock option exercise behavior of our employees and determine the best estimate of the expected term of stock options. Due to the limited history of our company, for all options granted in 2006 we have estimated that the expected term of the employee options to be three years. At the time the stock options were granted in 2006, we were not a publicly traded company, therefore the expected volatility of our stock was based on the historical volatility of public companies in our industry. The expected volatility used to estimate the fair value of our employee options was 22%. As we obtain more trading history in our common stock, we will use the historical volatility of our common stock to determine the fair value of our employee options.

Revenue Recognition

We apply the guidance within SEC Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements” (“SAB 104”) to determine when to properly recognize revenue. SAB 104 states that revenue generally is realized or realizable and earned when persuasive evidence of an arrangement exists, services have been rendered, the seller’s price to the buyer is fixed or determinable and collectibility is reasonably assured.

We provide electronic travel distribution services through our travel distribution system. These services are provided for airlines, car rental companies, hotels, tour and cruise operators and other travel sellers to travel agencies and their clients. We charge a fee for reservations booked through our distribution system. Revenue is recognized at the time the transactions are processed. However, if a transaction is subsequently canceled, the transaction fee or fees must be credited or refunded. Therefore, revenue is recorded net of an estimated amount reserved to account for cancellations which may occur in a future month. This reserve is calculated based on industry historical cancellation rates and will be based on our own cancellation rates once a sufficient history of cancellations is established.  In estimating the amount of future cancellations that will require a transaction fee to be refunded, we assume that a significant percentage of cancellations are followed by an immediate re-booking of the transaction, without a net loss of revenue.

Liquidity and Capital Resources

We had a cash and cash equivalents of $3,652,443 at September 30, 2006. Our total current assets at September 30, 2006 were equal to $3,758,744. We also had the following long term assets: $225,603 in furniture and equipment, net; $15,596 in net Web site development costs, net; and $220,636 in intellectual property, net.  Our total assets as of September 30, 2006 were $4,220,579.

Our total current liabilities were $132,716 at September 30, 2006, which was represented by accounts payable of $67,967, accounts payable - related party of $8,500 and accrued expenses of $56,249.  Our assets exceeded our liabilities by $4,087,863 as of September 30, 2006.

During the period from inception to June 30, 2006, we used $1,781,137 and $195,162 of cash in our operating and investing activities, respectively, and generated cash of $2,071,967 from our financing activities.

During the three months ended September 30, 2006, we used $1,769,225 and $67,231 of cash in our operating and investing activities, respectively, and generated cash of $5,393,231 from our financing activities.

We have financed our operations primarily through cash generated from notes payable issued to related parties and from the sale of shares of our common stock.  In February 2006, we entered into a revolving credit agreement with certain of our investors for a maximum amount of $2,500,000.  We had outstanding various notes payable under this agreement of $1,981,867 as of June 30, 2006.  The notes accrue interest at 6% per annum.  The principal amount of the notes plus accrued interest was repaid in July 2006 from the proceeds of our private placement offering. The notes were secured by all of our assets.

In July 2006, we completed a private placement offering where we sold 5,747,500 shares of our common stock for gross proceeds of $5,747,500.  After paying the commission and fees associated with the private placements of approximately $ 813,000 and repaying the notes payable and accrued interest to investors of approximately $2,013,000, we received approximately $2,921,500 from this private placement offering.

In July 2006, we completed a reverse acquisition transaction with Triton.  In accordance with the terms of the Share Exchange Agreement, we issued and exchanged 36,750,950 shares of our common stock for all 29,547,500 issued and outstanding shares of Triton common stock.  After the merger transaction, the stockholders of Triton own approximately 95.6% of our issued and outstanding shares and the management and board of directors of Triton were appointed as officers and two of our directors.  The exchange of shares has been accounted for as a reverse acquisition under the purchase method of accounting since the stockholders of Triton obtained control of us.  Accordingly, the exchange of shares of the two companies has been recorded as a recapitalization of Triton, with Triton being treated as the continuing entity. Accordingly, Triton’s assets and liabilities are included in the balance sheet at their historical book values and the results of operations of Triton have been presented for the comparative prior period.

In September 2006, we completed a private placement offering of 3,450,000 shares of our common stock to one accredited investor, Al-Deera Holding Company KSCC, for an aggregate purchase price of $2,760,000. After paying the commission and fees associated with the private placements of approximately $ 138,000, we received approximately $2,622,000 from this private placement offering.

In September 2006, we completed a private placement offering of 287,500 shares of our common stock to one accredited investor, Univest Group Kuwait, for an aggregate purchase price of $230,000. After paying the commission and fees associated with the private placements of approximately $ 11,500, we received approximately $218,500 from this private placement offering.

Results of Operations

Revenue

We did not generate any revenue from our inception to September 30, 2006.

Operating Expenses

Our operating expenses from inception to June 30, 2006 were $1,923,267 which consisted of payroll and related benefits of $946,727, professional fees of $337,153, marketing and advertising of $73,435 and other general and administrative expenses of $565,952.

Our operating expenses for the three months ended September 30, 2006 were $2,229,468 which consisted of payroll and related benefits of $860,820, professional fees of $670,558, marketing and advertising of $26,245 and other general and administrative expenses of $671,845.  We expect our operating expenses to increase in the future as we execute on our business plan.

Interest expense from inception to June 30, 2006 was $28,634 which consisted of interest accrued on the notes payable to related parties.

Interest expense for the three months ended September 30, 2006 was $2,281 which consisted of interest accrued on the notes payable to related parties.

Our Plan of Operation
Our future expansion will be geographically driven.  Initially, we intend to maximize our business development opportunities in Asia where we have already established and further identified a significant base of country-specific partners and travel vendors, particularly national flag carriers and major hotel operators.  We have established our base by opening sales offices in Asia and have signed several travel distribution agreements with travel providers in Asia. Our objective is to provide our foreign joint venture partners with our proprietary technology suite and management expertise, so they may drive the volume of transactions at the local level.

We believe that our Internet-based business model is highly scalable and can be replicated in several other important regions of the world.  Once our Asia footprint is further operational, we intend to leverage our platform into the United States, then Europe, and then South America.  We believe that the macroeconomic trends, such as high jet fuel and labor costs, airline and GDS deregulation, relatively low air fares, an industry-wide determination to cut distribution costs, and expansion of travel bookings over the Internet, favor our low-cost entry into these large, established and fully-addressable markets.  Our strategy, which we are employing in Asia, of selling the airlines first and the travel agencies will follow, is anticipated to be transferable to Europe and South America, in particular, where many airlines are government owned or subsidized, and where there is central control over the distribution channels that travel agencies use.

During the first half of 2007 we plan to have our Philippine and China operations begin selling travel products; establish an operation in Europe and begin selling travel products in the United States. We anticipate that the cost of achieving these milestones will be approximately $1.6 million.

Off-Balance Sheet Arrangements

There are no off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

BUSINESS

Introduction

We offer, exclusively to travel agents, Web-based travel inventory from airlines, car rental companies, hotels, tour and cruise operators and other travel sellers. Unlike Orbitz, Expedia and Travelocity, we operate solely as a vendor to travel agents through our Web site. We favor the B2B market because we estimate that 80% of global airline tickets are issued by travel agents and 70% of all travel is booked through travel agents. The Cruise Line International Association estimates that more than 90% of cruises are booked through travel agents. In the United States alone, the potential users of Triton’s services include 28,000 licensed travel agents, and an estimated 8,000,000 unlicensed, home-based agents. The number of licensed travel agents in China, where we expect to conduct a large part of our operations, was estimated at 4,741 agents as of March 2006, according to the International Association of Travel Agents. The same organization reported 129,437 licensed travel agents worldwide as of that date.

Travel Industry Background and Trends

The airline and general travel industries have dramatically changed since the 1960s. At that time, there was a virtual travel reservation monopoly controlled by the major United States and international airlines. These carriers had their own dedicated computer reservations systems with mainframe hardware and the generation of paper tickets. The Computer Reservation Systems developed by American Airlines, TWA (Northwest and Delta), United Airlines, Lufthansa and Air France became the GDSs. Then, after years of operation, the airlines ultimately sold their interests in the GDSs, principally for economic and antitrust reasons.

For decades, the B2B travel agent distribution industry has been dominated by the “big four” GDSs:  Sabre Inc., wholly-owned by Sabre Holdings Corporation; Amadeus Global Travel Distribution S.A.; Galileo International Inc., owned by Cendant Corporation; and Worldspan, L.P. There are also six other smaller GDSs, all of which are mainframe-based, including Abacus, which operates solely in Asia.

The GDSs aggregate travel inventory from major airlines, hotels, auto rental companies and other travel sellers and distribute them to the large travel agents. Their significant disadvantage is that they are still operating with legacy technology consisting of mainframe computers that house travel inventory and they must install dedicated hardware at each travel agency location and connect this network worldwide with dedicated hard-wired telephone lines. These systems are very expensive and cumbersome to install and maintain, and they require training to use.

Each of the major GDSs employs thousands of employees worldwide servicing its vast array of equipment. Due to their high fixed costs of operation, GDSs are forced to charge the travel sellers significant fees and impose on the travel agents minimum sales requirements. For example, the GDSs charge the airlines an average of $8 to $12 per segment (a segment is a one-way trip between two points) and require each travel agent to sign a multi-year contract that mandates the agent to produce a minimum number of segments per year. The GDSs also require the travel agency owners to personally guarantee these commitments and their contracts allow them to impose penalties and sue for failure to produce the required minimums.

With the advent of the Internet and personal computers, the travel industry is experiencing greater transparency and there is generally increased access to travel industry data, a broader selection of inventories and more comprehensive service for corporate and leisure travelers. Jupiter Research estimates that by 2008, 29% of managed corporate bookings will be made on the Internet, up from 12% in 2003. This is based on an increase in the number of companies mandating use of corporate online self-booking systems, and the entry of Priceline.com, Expedia, Cheaptickets.com, a subsidiary of Cendant, Travelocity, a subsidiary of Sabre, Orbitz, Hotels.com, Hotwire.com and TripAdvisor.com into the managed travel field. These companies differ from Triton in that they service the retail consumer and Triton provides products such as airline seats, hotel rooms and cabins on cruise ships directly, and only, to travel agents.

In the past several years and particularly since 9/11, the U.S. airline industry has suffered ongoing operating losses. The major airlines are competing largely on price, and the prices of airline tickets have dropped significantly. The airlines are seeking every possible way to reduce costs and this includes the cost of marketing their tickets. We believe that the major GDSs can do little to lower fees to travel sellers because of their embedded fixed costs. U.S. airlines are seeking proposals from alternative GDSs that can distribute their tickets at lower fees and some airlines are canceling relationships with GDSs and are seeking to sell more of their inventory directly to consumers.

Many U.S. travel agencies have closed or consolidated and home-based businesses have increased in response to the disruptions of 9/11, lost commissions from U.S. airlines and the high minimum guarantees charged by GDSs. Prior to 9/11, there were 37,000 licensed travel agencies in the United States. According to Airline Report Corporation, in January 2004, there were 28,000. Since then, that number has somewhat stabilized. More agents are becoming home-based or operate low-overhead small niche operations, and medium-sized agencies are consolidating or joining consortiums. Travel agents are experiencing pressure to find low-cost operating alternatives, while continuing to deliver quality services to their customers.

While online bookings continue to grow, entrants into the online travel business are few. The trend is toward mergers and acquisitions. In our opinion, remaining entrants who prevail will do so because of their ability to exploit new distribution channels linking suppliers and consumers, with an emphasis on both pricing and service. Entrants with justifiable business plans, scalable and recurring revenue streams and experienced but adaptable management teams will gain strong support in the marketplace. We believe that the key to survival will be scalable technology that supports both online distribution and traditional industry practices.

Products and Services

Our target travel sellers are airlines, including air consolidators that purchase bulk seats on major carriers and resell air travel at reduced pricing, property management vendors and suppliers, such as hotel chains, independent hotels, resorts, vacation lodgings and bed & breakfasts, car rental agencies, tour operators such as bus tours, expeditions, walking tours and adventure packages, cruise lines providing global sailing trips, scenic or specialty cruises within a region, and special custom cruises; and local transportation service providers such as limousines, shuttles, ferries and other local modes of transportation typically needed by travelers. Our target travel buyers are travel agencies around the world, although initially we are focusing on travel agencies in Southeast Asia and China.

Triton offers a broad array of proprietary products and services in various target markets. These products and service offerings can be divided into three categories:  (1) B2B products, (2) portal products and (3) Web services.

Our principal B2B product offerings consist of ReservationExpert™, CruiseExpert™ and TourExpert™. These proprietary products have the ability to translate the various command languages of the travel-based GDSs into one common command language for travel procurement agents. Previously, this command language communicated with Apollo/Galileo and the Wordspan GDS platform, but now communicates with the major airlines directly. With these products, a travel agent with little or no experience can execute travel-related transactions. Other competitive legacy system products of the existing GDS providers necessitate intensive training in several computer languages before a user can become proficient in their applications.

These products support B2B e-commerce, including agent-based activities for booking travel, as well as “back office” functions associated with the operation of a travel agency. We have developed a suite of user-friendly, point-and-click Internet-based B2B products for travel industry professionals (travel agencies, home-based agents and corporate travel departments) to easily access GDSs and to facilitate direct connections to travel sellers, make travel arrangements and sell travel products and services to end customers. GDS providers are the suppliers of the majority of travel-related products in the travel industry.

Our B2B products support completion of transactions and all necessary record keeping, thus providing a comprehensive set of tools for travel professionals to effectively manage their independent operations.

The second category, portal products, supports consumer-oriented portals linking Internet customers with travel sellers. In the Internet age, portals efficiently link buyers and suppliers. Consumers are increasingly using the Internet to research and make travel decisions and arrangements on their own. Triton has developed and will continue to develop consumer products that can be accessed over the Internet to take advantage of this increasing demand.

Triton positions three core products as “e-enablers”: ResLink™, CruiseLink™ and TourLink™. These products allow customers to book travel and travel-related activities through a subscriber agency’s Web site directly from the Internet in a user-friendly browser environment. Where applicable, these products are promoted for customizations and private-labeled for Triton subscribers. This solution allows subscribers to maintain their individual corporate or agency identity while providing their customers the convenience of Internet access for travel research and/or booking activities under Triton’s or the agency’s banner.

Triton also markets its XML Gateway as a generic portal e-enabling product. The XML Gateway provides customers the ability to establish communication links between their Web site and systems that exchange data such as a GDS or other major system repository. This unique product is leveraged heavily for use with legacy systems that have data elements with a common meaning, but which have dissimilar data structures or naming conventions within the respective systems. The XML Gateway supports effective translation of these disparate data elements such that each system can effectively exchange data with its counterpart.

Web Services, our third product category, enables and drives the new generation of Internet-based applications. These services support application-to-application Internet communication, that is, applications at different network locations can be integrated to function as if they were part of a single, large system. Examples of applications made possible by Web Services include automated business transactions, direct non-browser desktop, handheld device access to reservations and order-tracking systems.

Web Services, such as travel inventory warehouse services, provide travel sellers and suppliers a distribution channel through professional travel agents and Internet users. One of the competitive advantages of this service is the ability of travel sellers to have real-time inventory management capabilities. Our Tritontwist program assists travel sellers of travel-related inventory in storing and managing their travel merchandise through Tritontwist. It also allows buyers to peruse and purchase this inventory. Tritontwist is designed to be the common focal point from which buyers and travel sellers of travel-related products meet to consummate a travel transaction. At present, a travel agent usually subscribes to no more than one GDS, and must lease equipment that is dedicated to that particular system. However, with the introduction of Tritontwist, an agent can subscribe to Tritontwist and immediately gain access to many direct-connect airlines and GDS systems. This access is achieved with only a personal computer, printer and Internet connection.

Tritontwist is being integrated with our current and anticipated subscriber base of travel agencies and other customers. Tritontwist is the platform used to offer direct-connect to large travel suppliers, such as airlines, and to consolidate the fragmented travel and entertainment inventory that is not currently available through GDSs. Upon loading their inventory, travel sellers immediately have a network of Triton professional travel agency subscribers through which their products and services can be sold. In addition to the growing number of Triton subscribers, travel sellers may be able to establish links from their own Web sites so their inventory will be available to Internet users seeking to purchase their travel products.

Distribution Agreements

   In order to obtain and distribute travel products, Triton has entered into agreements with travel sellers and telecommunications service and infrastructure providers as described below. All of these agreements may be terminated by either party on 30 days written notice to the other. Each agreement provides for the payment by travel sellers of customary travel commissions to our travel agent buyers and to us. All of the agreements are non-exclusive to us.

•  NAITAS.  In February 2006, Triton signed a three-year marketing and distribution agreement with NAITAS, a group of 1,000 travel agencies located throughout the Philippines. NAITAS estimates that it books approximately $900 million of airline tickets annually and has agreed to endorse and promote Triton’s system to at least 60% of its member agencies in the Philippines. NAITAS is provided a $6,000 monthly stipend to promote our products and services to member travel agencies in the Philippines.

•  Malaysia Airlines. Triton recently executed a distribution and service agreement with Malaysia Airlines, one of the world’s largest airlines. The carrier operates a fleet of approximately 100 aircraft and serves more than 100 destinations on six continents. Malaysia Airlines has indicated to us that it intends to encourage travel agents that are not currently on a GDS system to begin processing their business through Triton. However, it is not obligated to do so and we cannot assure that we will realize any such directed business.

•  Galileo. Galileo is one of the four major GDSs and is significant to us due to Galileo’s entrenched base of airline bookings, the number of countries in which it distributes (107), the number of locations (41,200) and terminals (173,300) connected to the system, and the number of vendors providing product over Galileo’s system: 511 airline vendors, 257 airlines with direct links, 39 car rental companies, 224 hotel vendors covering 46,046 properties, 368 tour operators and nine cruise lines according to www.reserve.com/Galileo. Galileo also represents that, using marketing data derived from public sources, its market share, by region, for airline bookings is: Middle East and Africa 75%; Europe 30%; Asia Pacific 50%; Latin America 12% and North America 25%.

Another important aspect of the Galileo relationship is that it enables Galileo’s 43,500 travel agencies to directly access, in real time, the inventories of Triton’s travel sellers. Beyond the Philippines and Malaysia, other Asian airlines and Asian travel companies are seeking exposure of their domestic travel products to international visitors, and with the Galileo relationship in place, new customers receive additional benefits from subscribing to Triton. The services agreement with Galileo mandates certain segment thresholds that we must meet, below which we will be charged a shortfall fee.

•  eLong. eLong is a leading online travel service provider in China, marketing hotel reservations direct to consumers. According to eLong’s U.S. public filings, eLong provides its customers with travel information and enables them to book rooms at discounted rates at approximately 2,800 hotels in 230 cities across China. It also offers air ticketing and other travel related services, such as rental cars, vacation packages and corporate travel services. eLong also sells air tickets for various airlines in China and for international airlines that operate flights originating in China. It issues and delivers air tickets using a network of local agents. Triton’s marketing and distribution agreement with eLong provides us with access to the hotel properties eLong services throughout China and the right to market them to travel agents on a global basis.

•  Yoee. Yoee.com is a domestic airline ticket Web site built by China’s senior air travel service, Beijing Fesco Air Service, and is China’s single largest portal for domestic airline reservations, hotel and car travel inventory. Yoee markets this inventory directly to consumers in China. The agreement with Yoee allows Triton to market Yoee’s inventory of 25 domestic Chinese airlines to travel agencies throughout the world. Since none of this inventory is currently available to the major GDSs, Triton offers the means by which foreign travel agents may access domestic Chinese airline inventory. This arrangement is also important to travel agents and travelers because, without access to domestic Chinese inventory in real time, foreign travel agents can only book tickets through the GDSs to Beijing or Shanghai. Currently, if a traveler needs to fly to other cities within China itself, a separate booking is required and the traveler must claim his or her baggage at the gateway airport, and then check back in with the domestic airline. However, by ticketing through Triton, travel agents can seamlessly book their clients on domestic Chinese flights and into five-star hotel rooms in all major Chinese cities.

•  SITA. The foundation of our Web Services is our software license and services agreement with SITA. SITA is based in Geneva, Switzerland and according to its Web site, is the leading provider of global telecommunications and information solutions to the air transportation industry. It provides voice and data services over a broad, extensive world wide network. SITA links over 2,100 cities in more than 220 countries and territories. SITA comprises the communications backbone for over 580 airlines, all major GDSs and computer reservation systems, all major airports, aerospace companies, logistics organizations and governments.

SITA employs a staff of 3,400 who collectively speaks over 70 languages and offer local, specific industry knowledge. SITA provides the telecommunications architecture for Triton’s Web Services and XML technology by seamlessly networking travel merchandisers. By virtue of the SITA agreement, Triton is able to provide travel agencies of all sizes a low-cost, direct connection to airlines and hotels, and effectively bypass the major GDSs. The SITA agreement enables Triton to operate as a GDS or operate in conjunction with other GDSs.

•  Carnival Cruises. Triton has access on a real-time basis to Carnival’s worldwide inventory of cabins. As of February 2006, Carnival was the largest cruise line with 77 ships in operation and a passenger capacity of 132,082 lower berths. Aside from Triton, only two GDSs, Sabre and Galileo, offer Carnival Cruise’s inventory. Unlike the others, only Triton offers travel agents the ability to access cruise inventory on a live basis, in real time and at a much lower fee per booking.

•  China International Travel Service. CITS is China’s largest travel consortium and includes 1,400 travel agents and their operators throughout China. Our September 2006 agreement with CITS allows CITS and its affiliates to book travel through our system both within and outside China.

•  SkyEyes Airlines. In September 2006 we entered into a distribution agreement with SkyEyes Airlines, a Thai commercial airline, to provide SkyEyes reservation services through our system.

•  Univest Group, Ltd. In September 2006 we entered into a consulting agreement with Univest pursuant to which Univest will market our travel services to its network of airlines and hotels throughout the Middle East.

Competition

Triton faces three primary groups of competitors, each of whom operate in one or two product or service categories that overlap with Triton.

Triton competes with entities with offerings similar to Triton Web Services. Representative competitors are the four major GDS providers, Sabre, Amadeus, Galileo and Worldspan, in addition to some smaller ones such as Abacus, which is 35% owned by Sabre. The product offerings by these competitors are primarily legacy-system based. We believe we are able to offer greater breadth and depth of inventory with superior graphical presentation at a lower cost. And, unlike the GDSs, Triton’s offerings appear in real time.

Triton’s Internet-based technology enables us to provide comprehensive global distribution services at a smaller cost than that of the four major GDSs, which rely on legacy mainframe technology and charge airlines a range of $8 to $12 per segment. If an average international ticket contains four segments, the total cost of ticketing a passenger is approximately $40. Triton charges up to 80% less.

As a general practice, airlines do not provide their entire inventory of seats or best prices to the GDSs, and travel consolidators typically do not deal with GDSs because of their high charges. Similarly, other vendors (of hotel rooms and cruises) generally keep their best inventory and prices for direct sales. In addition, airlines, hotel and cruise ship operators do not provide their inventories or best prices to online travel Web sites such as Expedia, Travelocity, Priceline and Orbitz. We believe that we have a competitive advantage over GDSs and online travel Web sites because we have access to the complete inventories and best fares and rates of several large operators.

G2Switchworks (“G2”) is a start-up company that intends to offer Web-based distribution services. G2 is attempting to penetrate the United States market but it only has access to the inventory of five airlines for beta testing and will need to individually sign up U.S. travel agents since none of the airlines can deliver them.

The second group consists of B2B competitors. Several small companies provide software solutions that address certain aspects of the global travel distribution industry but they are selling software and not providing actual services. Companies in this category are Datalex, TRX Technology Services, GetThere.com, Journey and Genesis. Datalex’s competency centers on its ability to develop Internet booking engines. TRX Technology Services sells software with an emphasis on quality control assurance, attempting to minimize transaction-processing time for users. GetThere.com markets corporate travel solution software. Both GetThere.com and Nexion have merged with Sabre, one of the four GDSs. Journey consists of an alliance of individual travel agencies banding together under one Airline Reporting Corporation number to achieve favorable rates from travel sellers and GDSs. Genesis is planning to be a common Internet-based booking and ticketing platform.

The third group represents indirect competitors to the supplemental portal product suite offered to the Company’s B2B subscribers. Representative competitors are Travelocity, Expedia, Priceline, Orbitz and WorldRes. These companies offer Web-based search engines that assist the consumer in making travel arrangements directly over the Internet. Triton offers Chinese domestic travel inventory through its agency subscribers as well as its Tritontwist inventory. This inventory includes tours, merchandise, travel insurance and travel services such as travelers’ checks and visa services.

Technology

Triton conducts business with airlines, hotels, car rental companies, tour companies, cruise lines, entertainment venues, travel sellers and travel agents in the following manner:

•  All Triton products are distributed to travel agencies over the Internet from the Triton portal, lowering the cost of distribution. Travel inventory from airlines, hotels, car rental companies, tours and cruises are made available to agencies through the Triton network. Requiring only a personal computer, a broadband Internet connection and a printer, the travel agent uses his unique sign-on credentials to securely connect to a Triton operations center.

•  We provide travel professionals with “Travel Agency in a Box,” which is a low-cost method for travel agents to begin interfacing with Triton’s product offerings. The package consists of a Dell personal computer, pre-loaded with Windows XP, TravelExpert 2 and virus protection, an inexpensive printer (for ticket production), an online Travel Resource Center and DSL/cable Internet access.

•  Triton distributes airline inventory of selected airlines on a direct connect basis and with all other airlines through SITA.

•  Triton distributes cruise, tour, entertainment and travel services inventory on either a direct connect basis or through our Web Services Data Warehouse, which features real-time inventory management capabilities for subscribers.

All back-end systems connect over the SITA network to individual airlines and other travel providers. Our products are built using the latest technologies, including Java, XML, Web Services and .Net. This choice of technology allows us to architect operations centers that are scalable, highly secure and redundant, yet require a minimum of hardware investment compared with the mainframe-based cost structure of the traditional GDSs.

Triton has not licensed technology from any third parties and we protect our proprietary technology through a combination of contractual provisions, confidentiality procedures, trade secrets and trademark laws. Triton’s trade secrets are being protected in several ways, such as requiring all people with access to proprietary information, including employees, consultants and customers, to execute confidentiality agreements. Triton also restricts its source codes, trade secrets and other intellectual property.

Marketing

Initially, we intend to target the travel buyers by marketing directly to consortiums or other organizations of travel agents primarily in Southeast Asia and China. We expect to do so through the development of joint venture arrangements with local partners in these markets. Under our joint venture arrangements, working capital and start up expenses of $250,000 will be contributed by Triton and $1,000,000 will be contributed by the joint venture partner, usually a travel agency, in exchange for a 70% equity interest in the venture. In the event that capital requirements exceed $1,250,000 in any joint venture, the cost overruns are to be borne by the joint venture partner, and not by Triton. Our local joint venture partner will then market to the travel consortiums in their local markets. We currently do not have any joint venture arrangements under this ownership structure.

On an ongoing basis, all fixed and variable operating expenses will be paid by the local partner. The gross revenue will be shared, 60% by Triton and 40% by the partner. The major anticipated revenue sources from the venture are airline segment booking fees, charges to each travel agent subscribing to Triton’s distribution system and consumer service fees for individual reservations. Income is also expected to be derived from initial set-up fees charged to each travel agent.

To date, we have completed and signed a distribution agreement in the Philippines which is described under “Distribution Agreements - NAITAS” and we are in the process of marketing to a number of other markets throughout Southeast Asia, China and the Middle East.

Our target markets for travel sellers involve the three major market segments within the travel industry: travel carriers (airlines), travel vendors (charter yachts, executive jets, boutique hotels and bed & breakfasts, limos, etc.), and travel agencies, including independent and corporate travel agencies.

Air carriers, of which there are approximately 580 worldwide, are Triton’s initial targets. For 2006, Triton has targeted airlines within Southeast Asia and the Middle East. The primary targets are the national carriers for Malaysia, Taiwan, Thailand, Singapore, the Philippines and certain national carriers in the Middle East. Marketing is conducted on a personal basis between our senior management and airline representatives.

Triton also markets through participation in domestic and international industry trade shows and travel-related events. Participation in these trade shows and events helps us not only to build brand equity, but also to sustain our unique identity in the travel field. These events also help to generate sales and strategic alliances.

Besides using trade shows and other travel-related events, Triton engages a communications agency to assist in developing and implementing a cohesive communications campaign, conveying our messages and deliverables to appropriate target markets within the travel industry. The communication campaign consists of a range of tools that build brand awareness and bring the value of Triton’s products and services to the marketplace. These tools include advertising in trade, press and other industry publications, promotions, press releases and targeted distribution of marketing material.

We are also seeking to sign agreements with joint venture partners as described above. Since licensees are locals and have extensive knowledge of the countries’ cultures, Triton will assume the role of a wholesale distributor. The licensees will be responsible for developing strategic marketing initiatives that will accelerate revenue growth in these respective local areas. Each partner will focus on its respective core competencies; Triton will focus on maintaining and developing advanced technologies and the licensees will be responsible for developing the advertising campaigns.

Travel Industry Regulation

The United States and foreign governments heavily regulate certain segments of the travel industry, and Triton’s services are affected by such regulations. Triton is subject to the United States Department of Transportation (“DOT”) regulations prohibiting unfair and deceptive practices. In addition, DOT regulations concerning the display and presentation of information that are currently applicable to the GDSs could be extended to Triton in the future, as well as other laws and regulations aimed at protecting consumers accessing online travel services. If required to register as a seller of travel, then Triton will need to comply with certain disclosure requirements and participate in California’s restitution fund.

Triton is subject to regulations applicable to businesses generally and laws or regulations directly applicable to online commerce. Although there are currently few laws and regulations directly applicable to the Internet and commercial online services it is possible that a number of laws and regulations may be adopted covering issuers such as user privacy, pricing, content, copyrights, distribution, antitrust and characteristics and quality of products and services. Further, the growth and development of electronic commerce may lead to more stringent consumer protection laws that may impose additional burdens on companies conducting business online. The adoption of any additional laws or regulations may decrease the growth of the Internet or commercial online services, which could decrease the demand of Triton’s services and increase the Company’s cost of doing business. These events could significantly harm our operating results.

Employees

As of January 24, 2007, we had 42 employees. None of these employees is covered by a collective bargaining agreement and our management considers relations with employees to be good.

Offices

We lease approximately 9,000 square feet of office space in Sausalito, California for our corporate offices under a five-year lease terminating in May 2010 at a cost of approximately $25,000 per month.

In September we leased approximately 2,400 square feet of office space in Manila, Philippines for a sales office under a three-year lease terminating in November 2009 at a cost of approximately $3,100 per month.

Also in September we leased approximately 3,100 square feet of office space in Beijing, China for a sales office under a two-year lease terminating in August 2008 at a cost of approximately $6,800 per month.

Legal Proceedings

We are not involved in any pending or threatened legal proceedings.

MANAGEMENT

Executive Officers, Directors and Key Employees

The names and ages of our executive officers and directors and their positions are as follows:
Name	Age	Position

Gregory Lykiardopoulos	60	Chairman and Chief Executive Officer

Michael W. Overby	49	Chief Financial Officer

Khaled El-Marsafy	37	Director

Officers and Directors

       Stephen Garland resigned as a director on December 1, 2006. On January 2, 2007, we appointed Michael W. Overby as our Chief Financial Officer, replacing Kevin Pickard who will be a consultant to the Company on an as needed basis.

Gregory Lykiardopoulos, Chairman and CEO

From 1999 until January 2006, Mr. Lykiardopoulos founded and operated GRSNetwork, Inc., a company engaged in a similar Web-based travel business. GRS terminated its operations in January 2006. Mr. Lykiardopoulos is fluent in six languages. He received a B.A. degree in Business Administration from the American University in Cairo, Egypt. He is an American citizen.
Michael W. Overby, Chief Financial Officer

Prior to joining us in January 2007, Mr. Overby served as Vice President of Finance and Chief Financial Officer for Riverstone Networks, Inc. a provider of carrier class Ethernet network switching equipment from October 2004 to September 2006. During Mr. Overby’s tenure with Riverstone he guided the company through Chapter 11 reorganization proceedings to a sale of assets. From March 2000 to September 30, 2004 he was the Vice President of Finance and Chief Financial Officer for Adept Technology, Inc., a leading provider of intelligent vision-guided robotics and global robotics services for assembly, handling and packaging processes. From December 1999 to March 2000, Mr. Overby held the position of Corporate Controller at Adept. From November 1998 to November 1999, Mr. Overby was a financial executive for Digital Generation Systems, Inc., a leading provider of digital distribution services to the broadcast advertising industry. From 1996 to 1998 he was Corporate Controller and Director of Information Systems at Borland, a publicly traded software company. Mr. Overby also worked with Deloite & Touché, LLP and Coopers & Lybrand, LLP, (currently PricewaterhouseCoopers, LLP) where he focused on auditing companies in the venture capital, high-tech and manufacturing industries. Mr. Overby holds a B.S. in Business Administration from California Polytechnic State University.

Khaled El-Marsafy, Director

Mr. El-Marsafy co-founded Univest Group, Ltd. in March 2003, is its Vice Chairman and has been the General Manager of Al-Deera Holding Co. K.S.C.C. since September 2005. Univest and Al-Deera are two of our selling stockholders and are global institutional investors. Mr. El-Marsafy was employed by Fletcher Asset Management, a New York-based hedge fund, from 1998 to 2003, the Union Bank of Switzerland from 1993 to 1998 and Arab Bank PLC from 1992 to 1993. In each such position, he was involved in the structuring of private equity, venture capital, real estate and asset management investments. He earned a Bachelor of Science degree in Business Administration and International Finance from the University of Hartford and sits on the Boards of a number of privately-held Kuwaiti and international corporations.

Key Employees

We consider the individuals named below to be key employees.

Jeff Wheaton, Vice President - Technology Operations

Mr. Wheaton, age 47, joined us in February 2006 and has 25 years of experience in the development, delivery, training operations and support of enterprise-wide business software applications across a variety of industries, including banking, manufacturing, insurance and travel. He started his career developing software applications and moving into managing software development projects. Mr. Wheaton has been responsible for the delivery of software projects for companies large and small. He has extensive experience consulting to manufacturing companies in the process of implementing enterprise-wide business systems, and has trained users at all levels of the organization. >From 2004 to 2006 he was employed by GRS, concentrating on online travel distribution software development. While at ASU Consulting from 1998 to 2001, Mr. Wheaton had revenue responsibility for software development and integration consulting. From 1995 to 1998, he had IT budget and operational responsibility for a multi-site enterprise application for a division of Harris Corporation.

Adam Himmelman, Vice President - Technology Development

Mr. Himmelman, age 35, joined us in February 2006. As Vice President of Technology Development, he oversees information technology, product development and architecture. He and his team are responsible for setting the strategic direction of the Company’s technology development efforts and for managing the day-to-day efforts of the development team. Mr. Himmelman has held positions in many facets of the development cycle, including Director of Engineering, chief software architect and senor software engineer in the fields of insurance, travel, imaging and GPS development. From 2003 to January 2006, he was employed by GRS. From 2000 to 2003, Mr. Himmelman developed a telephony GPS-enabled mapping system to be utilized by cellular companies and delivered to a variety of personal mobile devices. During this time, he was also responsible for the development of a travel reservation system with the ability to be interfaced by consumers, professional agents and automated third-party vendors. He received his Bachelor of Computer Science degree specializing in Virtual Reality, from the University of Advanced Computer Technology, in Phoenix, Arizona.

Monique Jordan, Vice President - International Operations

Ms. Jordan , age 46, has 20 years of experience in process re-engineering, business development and strategic operations for companies including SBC (formerly Pacific Bell), Hewlett-Packard and Intel. As Vice President, International Operations, she is responsible for deploying offices around the world. Prior to joining Triton, Ms. Jordan worked as a professional management consultant for Applied Concepts where she directed an SAP conversion of a human resource module for SBC. She also managed a similar project for the California Board of Education that resulted in "Connect, Compute, Compete," a technology and education white paper she co-authored. Ms. Jordan was the Chief Executive Officer of Tramco where she was responsible for establishing the company's vision, direction and overall strategy in the supply chain execution space. She also served as Chief Operating Officer at Cymbic Inc., an integrated marketing firm. At Cymbic, she created methodologies for more effective project management, defined roles and responsibilities, and created a team environment. Ms. Jordan attended Sacramento State University, specializing in Business Management, Psychology, and Computer Science. She is also a certified Total Quality Management consultant. From 2004 to 2006, Ms. Jordan was Founder and Chief Executive Officer of Scepter Performance developing supply chain software serving the food service supply chain. From 2000 to 2004, Ms. Jordan was Chief Executive Officer of Tramco, a transportation management company providing software services for broadline distributors in the food service industry and prior to that from 2000 to 2002, she was Chief Operating Officer of Cymbic.

Employment Agreements and Compensation

None of Triton’s executive officers or director received any compensation, stock options, stock grants or any other form of cash or non-cash compensation.

Triton has employment agreements with all of its executive officers. In July 2006, Triton entered into a three-year employment agreement with Gregory Lykiardopoulos to be effective as of February 2006 pursuant to which Mr. Lykiardopoulos receives an annual base salary of $250,000 and other compensation to be determined by the Board of Directors. In addition to Mr. Lykiardopoulos’ shareholdings in Triton, he was granted stock options by the Company’s principal stockholders to purchase shares of the Company’s common stock from them exercisable at $.008 per share based upon the following: (i) 1,865,687 options become exercisable at such time as Triton reports net income that is breakeven or better at the conclusion of any three-month reporting period, (ii) 3,731,375 options become exercisable if, on or before December 31, 2007, Triton reports earnings before interest, taxes, depreciation, amortization and stock based compensation expense (“EBITDA”) of $44 million, and (iii) 3,731,375 options become exercisable if, on or before December 31, 2008, Triton reports annual EBITDA of $88 million. The agreement also contains customary non-disclosure provisions and a three-year non-competition provision extending beyond the term of his agreement. As indicated above, any shares issued to Mr. Lykiardopoulos will be provided by Triton’s current principal stockholders (all of whom have been identified under “Principal Stockholders,” below), excluding Mr. Lykiardopoulos. Accordingly, the issuance of any of these shares to Mr. Lykiardopoulos will not dilute Triton’s remaining stockholders. These options granted to Mr. Lykiardopoulos are accounted for under SFAS No. 123 (R). We have determined that the fair value of these options using the Black-Scholes pricing model to be $7,395,417 using the following assumptions: risk free interest rate - 4.5%; dividend yield - 0%; expected volatility - 22% and expected life of 1.9 to 2.9 years. However, since we have currently determined that it is not probable that the performance conditions will be met, no compensation cost has been recognized. If in the future, we determine that it is probable that the performance conditions will be met, the fair value of the options will be recognized over the remaining implicit services period of each option.

We intend to purchase a key man life insurance policy on Mr. Lykiardopoulos’ life in the amount of $3,000,000.

Messrs. Overby Wheaton and Himmelman and Ms. Jordan receive annual salaries of $200,000, $110,000, $110,000, and $100,000, respectively, and have signed customary non-disclosure and non-competition agreements. Directors are not compensated for their services but any reimbursed for any out of pocket expenses associated with their services to us.

Equity Incentive Plan

In July 2006 we adopted an equity incentive plan, which we refer to as our Plan, which provides for the grant of options intended to qualify as “incentive stock options” and “non-statutory stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986 together with the grant of bonus stock and stock appreciation rights at the discretion of our Board of Directors. Incentive stock options are issuable only to our eligible officers, directors and key employees. Non-statutory stock options are issuable only to our non-employee directors and consultants. The aggregate maximum number of shares of common stock that may be issued under the incentive plan is 4,300,000 shares.

     The Plan is administered by our full Board of Directors. Currently, we have 1,577,085 shares of common stock reserved for issuance under the Plan. Under the Plan, the Board determines which individuals shall receive options, grants or stock appreciation rights, the time period during which the rights may be exercised, the number of shares of common stock that may be purchased under the rights and the option price.

     With respect to stock options, the per share exercise price of the common stock may not be less than the fair market value of the common stock on the date the option is granted. No person who owns, directly or indirectly, at the time of the granting of an incentive stock option, more than 10% of the total combined voting power of all classes of our stock is eligible to receive incentive stock options under the Plan unless the option price is at least 110% of the fair market value of the common stock subject to the option on the date of grant. The option price for non-statutory options is established by the Board and may not be less than 100% of the fair market value of the common stock subject to the option on the date of grant.

     No options may be transferred by an optionee other than by will or the laws of descent and distribution, and during the lifetime of an optionee, the option may only be exercisable by the optionee. Options may be exercised only if the option holder remains continuously associated with us from the date of grant to the date of exercise, unless extended under the Plan grant. Options under the Plan must be granted within 10 years from the effective date of the Plan and the exercise date of an option cannot be later than 5 years from the date of grant. Any options that expire unexercised or that terminate upon an optionee’s ceasing to be employed by us become available once again for issuance. Shares issued upon exercise of an option rank equally with other shares then outstanding.

We have not issued any options, shares or other rights under the Plan.

Liability and Indemnification of Officers and Directors

        Under our Articles of Incorporation, our directors are not liable for monetary damages for breach of fiduciary duty, except in connection with:

•	A breach of a director’s duty of loyalty to us or our stockholders;
•	Acts or omissions not in good faith or which involve intentional misconduct, fraud or a knowing violation of law;
•	A transaction from which a director received an improper benefit; or
•	An act or omission for which the liability of a director is expressly provided under Colorado law.

        Our Articles of Incorporation and Bylaws require us to indemnify our officers and directors and other persons against expenses, judgments, fines and amounts incurred or paid in settlement in connection with civil or criminal claims, actions, suits or proceedings against such persons by reason of serving or having served as officers, directors, or in other capacities, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, in a criminal action or proceeding, if he had no reasonable cause to believe that his/her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of no contest or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to our best interests or that he or she had reasonable cause to believe his or her conduct was unlawful. Indemnification as provided in our Bylaws will be made only as authorized in a specific case and upon a determination that the person met the applicable standards of conduct. Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the SEC, such limitation or indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

SECURITY OWNERSHIP OF EXECUTIVE OFFICERS, DIRECTORS AND
BENEFICIAL OWNERS OF GREATER THAN 5% OF OUR COMMON STOCK

As of the date of this prospectus, there are 45,013,213 shares of common stock outstanding. The following table sets forth certain information regarding the beneficial ownership of the outstanding shares as of the date of this prospectus assuming all shares of preferred stock have been converted into common stock by (i) each person who is known by us to own beneficially more than 5% of our outstanding common stock; (ii) each of our executive officers and directors; and (iii) all of our executive officers and directors as a group. Except as otherwise indicated, each such person has investment and voting power with respect to such shares, subject to community property laws where applicable. The address of our executive officers and directors is in care of us, at One Harbor Drive, Suite 300, Sausalito, California 94965. All other addresses are listed below.

Name of Beneficial Owner	Shares Beneficially Owned		Percentage Beneficially Owned

Gregory Lykiardopoulos	12,758,764	(1)	28.3%

Michael W. Overby			0%

Khaled El-Marsafy Al-Salhiya Complex Gate 8, 5th Floor P.O. Box 1520 Safat 13016, Kuwait	287,500	(2)	0.6%

L. Michael Underwood 1610 Wynkoop, Suite 100 Denver, CO 80202	2,259,555	(3)	5.0%

West Hampton Special Situations Fund, LLC L. Michael Underwood, Manager 8480 E. Orchard Road, Suite 3600 Greenwood Village, CO 80111	4,394,730		9.8%

The Elevation Fund, LLC Lance J. Baller, Manager 8480 E. Orchard Road, Suite 3600 Greenwood Village, CO 80111	4,394,730		9.8%

Battersea Capital, Inc. Matt Lepo, President 718 Lincoln Ave., Unit 2 Santa Monica, CA 90402	2,104,082		4.7%

Al-Deera Holding Co KSCC Al-Salhiya Complex Gate 8, 5th Floor P.O. Box 1520 Safat 13016, Kuwait	3,450,000		7.7%

All executive officers and directors as a group (3 persons)	13,046,264		29.0%
____________________
(1)
Includes 1,492,550 shares owed by Mr. Lykiardopoulos; 5,669,152 shares owned by Hawk Investments Ltd, 3,358,237 shares owned by Marin Northcoast LLC, and 2,238,825 shares owed by Barbaree LLC. Mr. Lykiardopoulos is either a managing member or trust beneficiary of each company.

(2)	Comprised of 287,500 shares held by Univest Group, Ltd. for which Mr. El-Marsafy holds an executive officer position.

(3)	Does not include 4,394,730 shares owned by West Hampton Special Situations Fund, LLC, a venture investment fund in which Mr. Underwood holds a minority interest.

SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

        We have outstanding and are registering by this prospectus an aggregate of 30,566,539 shares of common stock held by the selling stockholders and 1,614,742 shares of our common stock underlying common stock purchase warrants held by our selling stockholders. The following table sets forth the names of the selling stockholders and the number of shares of our common stock held by each selling stockholder. The selling stockholders listed below are offering for sale all shares listed following their names. None of the selling stockholders is required to sell any of their shares at any time.

        The shares may be offered from time to time by the selling stockholders. Since the selling stockholders may sell all or part of the shares of common stock offered in this prospectus, we cannot estimate the number of shares of our common stock that will be held by the selling stockholders upon termination of this offering.

        None of our selling stockholders are officers, directors or 10% or greater stockholders except Mr. Garland, who is a director. None of our selling stockholders currently are broker-dealers or affiliates of broker-dealers except Brooksteet Securities which is registering 598,029 shares and 1,429,742 shares underlying common stock purchase warrants. Other former material relationships are footnoted below.

		Common Shares Owned or Acquirable Before Sale
							Common Shares Held
Name of Stockholder		Held Outright	Underlying Common Share Purchase Warrants	Total	%	Common Shares Offered	Number	%

L. Michael Underwood (a)	(4)	2,259,555	-	2,259,555	5.0%	2,259,555	-	0.0%

Stephen Garland (b)	(4)	40,000	-	40,000	*	40,000	-	0.0%

Sugarland Partners LLLP (g)	(5)	328,137	-	328,137	0.7%	328,137	-	0.0%

Amy Atkinson	(5)	5,000	-	5,000	*	5,000

West Hampton Special Situation Fund, LLC (c) (h)	(4)	4,394,730	-	4,394,730	9.8%	4,394,730	-	0.0%

The Elevation Fund, LLC (c) (i)	(4)	4,394,730	-	4,394,730	9.8%	4,394,730	-	0.0%

Battersea Capital, Inc. (c) (j)	(4)	2,104,082	-	2,104,082	4.7%	2,104,082	-	0.0%

Gary Agron (d)	(4)	397,137	-	397,137	0.9%	173,137	224,000	0.5%

Hill of Colorado, Inc. (k)	(5)	100,000	-	100,000	0.2%	100,000	-	0.0%

Adam Agron	(5)	25,000	-	25,000	*	25,000	-	0.0%

Megan Sherr	(5)	25,000	-	25,000	*	25,000	-	0.0%

Noah Agron	(5)	25,000	-	25,000	*	25,000	-	0.0%

Jennifer Frenkel	(5)	25,000	-	25,000	*	25,000	-	0.0%

Corporate Capital Partners (l)	(5)	1,584,387	-	1,584,387	3.5%	1,584,387	-	0.0%

Corporate Capital Partners, LP (l)	(5)	29,851	-	29,851	*	29,851	-	0.0%

Richardson & Patel LLP (m)	(5)	89,680	-	89,680	0.2%	89,680	-	0.0%

RP Capital, LLC (m)	(5)	89,680	-	89,680	0.2%	89,680	-	0.0%

Walter Terry	(5)	559,706	-	559,706	1.2%	559,706	-	0.0%

Richard Lusk	(5)	124,379	-	124,379	0.3%	124,379	-	0.0%

CCRI Financial Group (n)	(5)	31,095	-	31,095	*	31,095	-	0.0%

Reid Dabney	(5)	62,190	-	62,190	0.1%	62,190	-	0.0%

Matt Lepo	(4)	373,137	-	373,137	0.8%	373,137	-	0.0%

Capital Group Communications, Inc. (e) (o)	(8)	1,119,412	-	1,119,412	2.5%	1,119,412	-	0.0%

Livestrong Venture Capital Partners, Inc. (e) (p)	(8)	1,119,412	-	1,119,412	2.5%	1,119,412	-	0.0%

Brookstreet Securities, Inc.	(2)	598,029	1,429,742	2,027,771	4.4%	2,027,771	-	0.0%

Al-Deera Holding Co KSCC (f) (r)	(6)	3,450,000	-	3,450,000	7.7%	3,450,000	-	0.0%

Univest Consultancy Group WLL (f) (q)	(6)	287,500	-	287,500	0.6%	287,500	-	0.0%

Univest Group (f) (q)	(7)		185,000	185,000	0.4%	185,000	-	0.0%

Wendell Lew Rev. Liv. TR, Wendell Lew TTEE	(1)	497,517	-	497,517	1.1%	497,517	-	0.0%

Erik & Angela Osborn	(1)	124,379	-	124,379	0.3%	124,379	-	0.0%

Luis & Iris Garcia	(1)	124,379	-	124,379	0.3%	124,379	-	0.0%

Ken A. Rubendall	(1)	124,379	-	124,379	0.3%	124,379	-	0.0%

Kendall Hales	(1)	124,379	-	124,379	0.3%	124,379	-	0.0%

Gerald Whitt	(1)	124,379	-	124,379	0.3%	124,379	-	0.0%

Grandbibs Investments Limited Partnership	(1)	93,284	-	93,284	0.2%	93,284	-	0.0%

Dana Horne	(1)	93,284	-	93,284	0.2%	93,284	-	0.0%

Van A. Ward	(1)	93,284	-	93,284	0.2%	93,284	-	0.0%

Indelicatio Rev. Fam Trust, Len & Kaye B. Indelicatio	(1)	62,190	-	62,190	0.1%	62,190	-	0.0%

Thomas Konli	(1)	62,190	-	62,190	0.1%	62,190	-	0.0%

Kendall Hales	(1)	62,190	-	62,190	0.1%	62,190	-	0.0%

Steven K. & Marie L. Nakata	(1)	62,190	-	62,190	0.1%	62,190	-	0.0%

Homer Noble	(1)	62,190	-	62,190	0.1%	62,190	-	0.0%

Stuart Campbell	(1)	62,190	-	62,190	0.1%	62,190	-	0.0%

Luis & Iris Garcia	(1)	62,190	-	62,190	0.1%	62,190	-	0.0%

Jacqueline Brandwynne	(1)	62,190	-	62,190	0.1%	62,190	-	0.0%

Paul & Suan Shimoff 2nd Amended Rev. TR dtd 11/4/99, Paul & Susan Shimoff TTEE	(1)	62,190	-	62,190	0.1%	62,190	-	0.0%

George Mosher	(1)	62,190	-	62,190	0.1%	62,190	-	0.0%

Dennis Kuester	(1)	62,190	-	62,190	0.1%	62,190	-	0.0%

YKA Partners LTD, Ken & Yvonne Aldrich GP	(1)	62,190	-	62,190	0.1%	62,190	-	0.0%

NFS LLC FBO, Harrison Kletzel IRA	(1)	62,190	-	62,190	0.1%	62,190	-	0.0%

NFS LLC FBO, Aaron Heimowitz IRA	(1)	62,190	-	62,190	0.1%	62,190	-	0.0%

Styart K. Campbell TR dtd 2/3/98, As Amended & Restated, Styart K. Campbell TTEE	(1)	62,190	-	62,190	0.1%	62,190	-	0.0%

Elisheva H. Flink MD, PC DEF BEN TR, Eugene R. Flink TTEE	(1)	62,190	-	62,190	0.1%	62,190	-	0.0%

NFS LLC FBO, Gary K. Wohrie Roller IRA	(1)	62,190	-	62,190	0.1%	62,190	-	0.0%

Daniel Balko	(1)	62,190	-	62,190	0.1%	62,190	-	0.0%

NFS LLC FBO, Ivan Norman Rollover IRA	(1)	62,190	-	62,190	0.1%	62,190	-	0.0%

Frank R. Paton	(1)	18,657	-	18,657	*	18,657	-	0.0%

Christopher M Miller	(3)	18,657	-	18,657	*	18,657	-	0.0%

John A Paton	(3)	18,657	-	18,657	*	18,657	-	0.0%

George T Paton	(3)	6,219	-	6,219	*	6,219	-	0.0%

Burnett S. Facer	(1)	62,190	-	62,190	0.1%	62,190	-	0.0%

James F. Thacker	(1)	62,190	-	62,190	0.1%	62,190	-	0.0%

George Ghaby	(1)	62,190	-	62,190	0.1%	62,190	-	0.0%

Deborah A. Stone Rev. TR, dtd 4/20/98, Deborah A. Stone TTEE	(1)	62,190	-	62,190	0.1%	62,190	-	0.0%

Dana Horne	(1)	49,752	-	49,752	0.1%	49,752	-	0.0%

Thoams A. Murrell Family TR. Thomas A. & Donna Murrell TTEE	(1)	43,533	-	43,533	*	43,533	-	0.0%

Morgan Stanley FBO, William E. Bishop IRA	(1)	43,533	-	43,533	*	43,533	-	0.0%

Jennifer Underwood	(1)	43,533	-	43,533	*	43,533	-	0.0%

Bradley C. Underwood	(1)	43,533	-	43,533	*	43,533	-	0.0%

Richard & Julie M. Searfoss	(1)	37,314	-	37,314	*	37,314	-	0.0%

Hungee Pft Shr TR, FBO Jamie Farr, Jamie Farr TTEE	(1)	37,314	-	37,314	*	37,314	-	0.0%

John Burd	(1)	31,095	-	31,095	*	31,095	-	0.0%

Karola Kristina Rieta	(1)	31,095	-	31,095	*	31,095	-	0.0%

Andars Toth	(1)	31,095	-	31,095	*	31,095	-	0.0%

Richard W. Pogue	(1)	31,095	-	31,095	*	31,095	-	0.0%

Peter H. Moede	(1)	31,095	-	31,095	*	31,095	-	0.0%

Quinten & Marian Ward Trust, Quinten & Marian Ward TTEE	(1)	31,095	-	31,095	*	31,095	-	0.0%

Tim Porter and Samantha Thomas	(1)	31,095	-	31,095	*	31,095	-	0.0%

Nobuyuki Kondo	(1)	31,095	-	31,095	*	31,095	-	0.0%

Jennifer Donahue Pfy Shr Pln dtd 8/2/82, Michael Donahue TTEE	(1)	31,095	-	31,095	*	31,095	-	0.0%

Helen Keinholtz	(1)	31,095	-	31,095	*	31,095	-	0.0%

Robert Sachs	(1)	31,095	-	31,095	*	31,095	-	0.0%

Daniel Murphy	(1)	31,095	-	31,095	*	31,095	-	0.0%

Mencham & Sarah Genack	(1)	31,095	-	31,095	*	31,095	-	0.0%

Panos & Narine Keshishian	(1)	31,095	-	31,095	*	31,095	-	0.0%

Yvette Merrill	(1)	31,095	-	31,095	*	31,095	-	0.0%

Arthur M. Michelson	(1)	31,095	-	31,095	*	31,095	-	0.0%

Hershel Feldman	(1)	31,095	-	31,095	*	31,095	-	0.0%

Scott & Margo Rogers Family TR, Scott & Margo Rogers TTEE	(1)	31,095	-	31,095	*	31,095	-	0.0%

Daria Rennebohn	(1)	31,095	-	31,095	*	31,095	-	0.0%

Douglas Metcalf	(1)	21,095	-	21,095	*	21,095	-	0.0%

Wyatt Metcalf	(3)	5,000	-	5,000	*	5,000	-	0.0%

Cade Metcalf	(3)	5,000	-	5,000	*	5,000	-	0.0%

Alfred Feldman	(1)	31,095	-	31,095	*	31,095	-	0.0%

Jonathan Herzog	(1)	31,095	-	31,095	*	31,095	-	0.0%

The Darling Family TR, Phillip & Susan Darling TTEE	(1)	31,095	-	31,095	*	31,095	-	0.0%

Abraham & Rachael Slomavics	(1)	31,095	-	31,095	*	31,095	-	0.0%

Robert & Panla Boyer	(1)	31,095	-	31,095	*	31,095	-	0.0%

NFS LLC FBO, Adolph Rabinovitz IRA	(1)	31,095	-	31,095	*	31,095	-	0.0%

Hersh & Esther Goldberg	(1)	31,095	-	31,095	*	31,095	-	0.0%

Mark & Debbie Alpers Rev. Liv. TR dtd 12/24/99, Mark & Debbie Alpers TTEE	(1)	31,095	-	31,095	*	31,095	-	0.0%

Richard M. & Particia Christman	(1)	31,095	-	31,095	*	31,095	-	0.0%

NFS LLC FBO, Thomas Potter IRA	(1)	31,095	-	31,095	*	31,095	-	0.0%

Congregation Ahavas Shalon, Arnold Gulkowitz, Pres.	(1)	31,095	-	31,095	*	31,095	-	0.0%

Deborah Dentry Baggett	(1)	31,095	-	31,095	*	31,095	-	0.0%

Loiud P. Kreisberg	(1)	31,095	-	31,095	*	31,095	-	0.0%

Devorah & Sidney Kleinberg	(1)	31,095	-	31,095	*	31,095	-	0.0%

Rosewood Holdings, LLC, Mark Ferraro, Pres.	(1)	31,095	-	31,095	*	31,095	-	0.0%

Robert A. Lee	(1)	31,095	-	31,095	*	31,095	-	0.0%

Financial Services Corp. Def Ben Pl, FBO Richard Kerbs	(1)	31,095	-	31,095	*	31,095	-	0.0%

Grant G. Heller	(1)	31,095	-	31,095	*	31,095	-	0.0%

Toros Yetenekian	(1)	31,095	-	31,095	*	31,095	-	0.0%

Clyde McNeal	(1)	31,095	-	31,095	*	31,095	-	0.0%

Theodore T. & Tadami Miyamoto	(1)	31,095	-	31,095	*	31,095	-	0.0%

Rex & Judith Bein	(1)	31,095	-	31,095	*	31,095	-	0.0%

Anthony J. Jacobson	(1)	31,095	-	31,095	*	31,095	-	0.0%

Shlomo Steve & Gabby Klein	(1)	31,095	-	31,095	*	31,095	-	0.0%

Joseph Taub	(1)	31,095	-	31,095	*	31,095	-	0.0%

Taaki Ogawa	(1)	31,095	-	31,095	*	31,095	-	0.0%

Feuer Family Partnership dtd 6/19/96, Daniel (GP) & Naomi Feuer	(1)	31,095	-	31,095	*	31,095	-	0.0%

Dan Mueller	(1)	31,095	-	31,095	*	31,095	-	0.0%

Gordon Smith	(1)	31,095	-	31,095	*	31,095	-	0.0%

John F. Burd	(1)	31,095	-	31,095	*	31,095	-	0.0%

Pamela Godinez	(1)	31,095	-	31,095	*	31,095	-	0.0%

NFS LLC FBO, Patrick C. Highlin	(1)	31,095	-	31,095	*	31,095	-	0.0%

NFS LLC FBO, John M. Somers RIA	(1)	31,095	-	31,095	*	31,095	-	0.0%

Vahe & Norma Imasdounian, '04 Fam. TR sts 8/11/04, Vahe & Norma Imasdounian TTEE	(1)	31,095	-	31,095	*	31,095	-	0.0%

Ronald J. Pang, Rev. Liv. TR dtd 6/12/91, Ronald J. Pang TTEE	(1)	31,095	-	31,095	*	31,095	-	0.0%

Thomas D. Regnier	(1)	31,095	-	31,095	*	31,095	-	0.0%

NFS LLC FBO, Michael Carlyon	(1)	31,095	-	31,095	*	31,095	-	0.0%

Howard Family TR dtd 11/10/94, Hope Howard TTEE	(1)	31,095	-	31,095	*	31,095	-	0.0%

Barry Barnholtz	(1)	31,095	-	31,095	*	31,095	-	0.0%

The Allison Family TR dtd 4/17/92, Marjorie Allison TTEE	(1)	31,095	-	31,095	*	31,095	-	0.0%

Wendel Y.M. Lew Rev. Liv. TR.,Wendel Lew TTEE	(1)	31,095	-	31,095	*	31,095	-	0.0%

Mildred L. Henggeler TR dtd 3/3/98, Ralph & Mildred L. Henggeler TTEE	(1)	31,095	-	31,095	*	31,095	-	0.0%

Deborah Milam	(1)	31,095	-	31,095	*	31,095	-	0.0%

Fred D. Hess	(1)	31,095	-	31,095	*	31,095	-	0.0%

Russi Family TR dtd 7/25/79, Michael J. & Patricia J Russi TTEE	(1)	31,095	-	31,095	*	31,095	-	0.0%

Dean Blomquist	(1)	31,095	-	31,095	*	31,095	-	0.0%

Patricia C. Malouf	(1)	31,095	-	31,095	*	31,095	-	0.0%

Hal & Barbara Kahan	(1)	31,095	-	31,095	*	31,095	-	0.0%

Steve Cubberly	(1)	31,095	-	31,095	*	31,095	-	0.0%

Richard A Rosen	(1)	31,095	-	31,095	*	31,095	-	0.0%

NFS LLC FBO, Debra Testa FBO	(1)	31,095	-	31,095	*	31,095	-	0.0%

NFS LLC FBO, Morris Lasson PHD PSP	(1)	31,095	-	31,095	*	31,095	-	0.0%

NFS LLC AI DEPT FBO, Sthomas L. Porter IRA	(1)	31,095	-	31,095	*	31,095	-	0.0%

Joseph F. Pickering & Helen D. Pickering TR, amd dtd 4/22/04, Joseph F & Helen D. Pickering	(1)	31,095	-	31,095	*	31,095	-	0.0%

James & Ester Dr. Enterline	(1)	31,095	-	31,095	*	31,095	-	0.0%

H. Robert & June Glass	(1)	31,095	-	31,095	*	31,095	-	0.0%

Trevor Colby & Dylan Colby JYWROS	(1)	31,095	-	31,095	*	31,095	-	0.0%

Trevor Colby	(1)	31,095	-	31,095	*	31,095	-	0.0%

Mark Burchill	(1)	31,095	-	31,095	*	31,095	-	0.0%

Lillard Wells Culver III	(1)	24,876	-	24,876	*	24,876	-	0.0%

Valene Dismukes	(1)	24,876	-	24,876	*	24,876	-	0.0%

Burchard & Mary Ellen Woods Iler	(1)	24,876	-	24,876	*	24,876	-	0.0%

Burton Bartlett	(1)	24,876	-	24,876	*	24,876	-	0.0%

Gregory Lee Brandon	(1)	24,876	-	24,876	*	24,876	-	0.0%

Mary Ellen Brennan	(1)	18,657	-	18,657	*	18,657	-	0.0%

Barry Mitchell Neichin	(1)	18,657	-	18,657	*	18,657	-	0.0%

NFS LLC LP FBO, Dean Bloomquist IRA	(1)	18,657	-	18,657	*	18,657	-	0.0%

Vivian Chan Chun	(1)	18,657	-	18,657	*	18,657	-	0.0%

Henry Rodriguez	(1)	18,657	-	18,657	*	18,657	-	0.0%

Kenneth C. Johnson	(1)	15,547	-	15,547	*	15,547	-	0.0%

Anthony Huffman	(1)	15,547	-	15,547	*	15,547	-	0.0%

B & M Trust, Teddi Winograd TTEE	(1)	15,547	-	15,547	*	15,547	-	0.0%

Thomas H. Bentley III	(1)	15,547	-	15,547	*	15,547	-	0.0%

David & Debra Rush	(1)	15,547	-	15,547	*	15,547	-	0.0%

Kevin Michalski	(1)	15,547	-	15,547	*	15,547	-	0.0%

Jason Somers	(1)	15,547	-	15,547	*	15,547	-	0.0%

Susan E. & Robert S. Rogers	(1)	15,547	-	15,547	*	15,547	-	0.0%

Anthony D'Agostine	(1)	15,547	-	15,547	*	15,547	-	0.0%

William Tyler Peterson	(1)	15,547	-	15,547	*	15,547	-	0.0%

Steven W. Walsh	(1)	15,547	-	15,547	*	15,547	-	0.0%

Michael & Brooke Duenas	(1)	15,547	-	15,547	*	15,547	-	0.0%

NFS LLC FBO, Stanley Wagner IRA	(1)	15,547	-	15,547	*	15,547	-	0.0%

Richard & Sharon Snider	(1)	15,547	-	15,547	*	15,547	-	0.0%

Sheila Jenkins	(1)	15,547	-	15,547	*	15,547	-	0.0%

Joesph A. Jr & Jennifer J. Walsh	(1)	15,547	-	15,547	*	15,547	-	0.0%

Robert Chaput	(1)	15,547	-	15,547	*	15,547	-	0.0%

Todd M. & Laura A. Hunt	(1)	15,547	-	15,547	*	15,547	-	0.0%

Marin Sherman	(1)	15,547	-	15,547	*	15,547	-	0.0%

Sterling TR Cust, FBO Tim Adkins	(1)	15,547	-	15,547	*	15,547	-	0.0%

NFS LLC FBO, Ronald A. Feher IRA Rollover	(1)	15,547	-	15,547	*	15,547	-	0.0%

Robert Ferini	(1)	15,547	-	15,547	*	15,547	-	0.0%

Ralph R. Henggeler	(1)	15,547	-	15,547	*	15,547	-	0.0%

NFS LLC FBO, Judith Bein	(1)	15,547	-	15,547	*	15,547	-	0.0%

Anthony L. Hufman	(1)	15,547	-	15,547	*	15,547	-	0.0%

Jon & Janeen Wesner	(1)	15,547	-	15,547	*	15,547	-	0.0%

Michael & Michelle Testa	(1)	15,547	-	15,547	*	15,547	-	0.0%

Alvin Lai	(1)	15,547	-	15,547	*	15,547	-	0.0%

Sharon J. Snider	(1)	15,547	-	15,547	*	15,547	-	0.0%

Robert S. & Susan E. Holton Rogers	(1)	15,547	-	15,547	*	15,547	-	0.0%

Joseph T. & Susan S. Wenk	(1)	15,547	-	15,547	*	15,547	-	0.0%

William S. & Jean M. Pieper	(1)	15,547	-	15,547	*	15,547	-	0.0%

Kristen Kimball	(1)	15,547	-	15,547	*	15,547	-	0.0%

Leonard Erskine & Cheryl McDonald	(1)	15,547	-	15,547	*	15,547	-	0.0%

Michael & Brenda Waidelich	(1)	15,547	-	15,547	*	15,547	-	0.0%

NFS LLC FBO, Cheryl McDonald IRA	(1)	15,547	-	15,547	*	15,547	-	0.0%

Dennis & Marcia Morelli	(1)	15,547	-	15,547	*	15,547	-	0.0%

Arnold W. & Susan C. Lieman	(1)	15,547	-	15,547	*	15,547	-	0.0%

NFS LLC FBO, Trent France	(1)	15,547	-	15,547	*	15,547	-	0.0%

NFS LLC FBO, Thomas H. Wollenweber	(1)	15,547	-	15,547	*	15,547	-	0.0%

Edward Nolte	(1)	14,304	-	14,304	*	14,304	-	0.0%

NFS LLC FBO, Ella M. Huntington IRA	(1)	13,682	-	13,682	*	13,682	-	0.0%

NFS LLC FBO, Esther L. Gonzales	(1)	13,682	-	13,682	*	13,682	-	0.0%

Chris & Sarah Martiniak	(1)	12,438	-	12,438	*	12,438	-	0.0%

Dawn Youtsey	(1)	12,438	-	12,438	*	12,438	-	0.0%

Virginia Lee Pickering and Gene Gordon	(1)	12,438	-	12,438	*	12,438	-	0.0%

Alice Nichols	(1)	12,438	-	12,438	*	12,438	-	0.0%

Daniel Brennan	(1)	12,438	-	12,438	*	12,438	-	0.0%

Robert Gleeson	(1)	12,438	-	12,438	*	12,438	-	0.0%

Alan M. Fisher	(1)	12,438	-	12,438	*	12,438	-	0.0%

James Jones & Stacey Huguley	(1)	12,438	-	12,438	*	12,438	-	0.0%

Terrie Gros	(1)	12,438	-	12,438	*	12,438	-	0.0%

Richard McEntyre	(1)	12,438	-	12,438	*	12,438	-	0.0%

The Hill Family TR, Howard & Patricia Hill TTEE	(1)	12,438	-	12,438	*	12,438	-	0.0%

Bruce Zivian	(1)	12,438	-	12,438	*	12,438	-	0.0%

Kelly P. Moran	(1)	12,438	-	12,438	*	12,438	-	0.0%

Curtis Moran	(1)	12,438	-	12,438	*	12,438	-	0.0%

NFS LLC FBO, Susan C. Maki IRA	(1)	12,438	-	12,438	*	12,438	-	0.0%

Stephen Drabek	(1)	12,438	-	12,438	*	12,438	-	0.0%

Kent Zender	(1)	12,438	-	12,438	*	12,438	-	0.0%

NFS LLC FBO, Franklin A. Dobrovich IRA	(1)	12,438	-	12,438	*	12,438	-	0.0%

NFS LLC FBO, Joel Sender IRA	(1)	12,438	-	12,438	*	12,438	-	0.0%

NFS LLC FBO, Patricia Saffian IRA	(1)	12,438	-	12,438	*	12,438	-	0.0%

Susan Fitzgerald (SEP IRA)	(1)	12,438	-	12,438	*	12,438	-	0.0%

Indelicato Rev Tr 1/2000, Leonard Indelicato TTEE	(1)	12,438	-	12,438	*	12,438	-	0.0%

David & Iris Lassoff	(1)	12,438	-	12,438	*	12,438	-	0.0%

Robert Lassoff	(1)	12,438	-	12,438	*	12,438	-	0.0%

Jacqueline Fenchel	(1)	12,438	-	12,438	*	12,438	-	0.0%

Erie Malicky	(1)	12,438	-	12,438	*	12,438	-	0.0%

Rory Lerman Green	(1)	12,438	-	12,438	*	12,438	-	0.0%

William L. Jr. & Melinda J. Holder	(1)	12,438	-	12,438	*	12,438	-	0.0%

David J. Maddox	(1)	12,438	-	12,438	*	12,438	-	0.0%

Donald & Rose Sladky	(1)	12,438	-	12,438	*	12,438	-	0.0%

Don L. Skaggs	(1)	12,438	-	12,438	*	12,438	-	0.0%

Jeff Himawan	(1)	12,438	-	12,438	*	12,438	-	0.0%

Sylvie Maria Bradly	(1)	12,438	-	12,438	*	12,438	-	0.0%

Patricia Grace	(1)	12,438	-	12,438	*	12,438	-	0.0%

Vahe Imasounian	(1)	12,438	-	12,438	*	12,438	-	0.0%

John Bock	(1)	12,438	-	12,438	*	12,438	-	0.0%

Chris Martiniak	(1)	12,438	-	12,438	*	12,438	-	0.0%

Carol E. Sawyer Liv. TR, dtd 11/4/86, Carol Sawyer TTEE	(1)	12,438	-	12,438	*	12,438	-	0.0%

Quinten & Marian Ward TR dtd 12/6/96, Quinten & Marian Ward TTEE	(1)	12,438	-	12,438	*	12,438	-	0.0%

Anita L. Koch	(1)	9,950	-	9,950	*	9,950	-	0.0%

Ernest Andrews	(1)	9,328	-	9,328	*	9,328	-	0.0%

Dudley Muth	(1)	9,328	-	9,328	*	9,328	-	0.0%

Craig Epstein	(1)	8,707	-	8,707	*	8,707	-	0.0%

NFS LLC FBO, Sandra Devine, Sep IRA	(1)	8,707	-	8,707	*	8,707	-	0.0%

The McNulty Rev. Fam. Trust, Frank McNulty TTEE	(1)	8,302	-	8,302	*	8,302	-	0.0%

Ronald L. & Kimberly S. Glassman	(1)	7,463	-	7,463	*	7,463	-	0.0%

Adnan Ayoub	(1)	7,463	-	7,463	*	7,463	-	0.0%

David & Teresa M. Teague	(1)	6,219	-	6,219	*	6,219	-	0.0%

Jonathan A. Brod. Rev. TR, Jonathan A. Brod TTEE	(1)	6,219	-	6,219	*	6,219	-	0.0%

Alan S. Hodes	(1)	6,219	-	6,219	*	6,219	-	0.0%

Robert F. Schatz	(1)	6,219	-	6,219	*	6,219	-	0.0%

Richard A. & Debra M. Glassman	(1)	6,219	-	6,219	*	6,219	-	0.0%

Brian Frenzel	(1)	6,219	-	6,219	*	6,219	-	0.0%

James Sharpe	(1)	6,219	-	6,219	*	6,219	-	0.0%

Catherine Dix Allen	(1)	6,219	-	6,219	*	6,219	-	0.0%

Ronald L. Rowland	(1)	6,219	-	6,219	*	6,219	-	0.0%

Brian Frenzel	(1)	6,219	-	6,219	*	6,219	-	0.0%

Anthony Brand	(1)	4,136	-	4,136	*	4,136	-	0.0%

		30,790,539	1,614,742	32,405,281	69.5%	32,181,281	224,000	0.5%
____________________
*Less than 0.1%

(1) Shares purchased in the July private placement offering underwritten by Brookstreet Securities.

(2) Shares and warrants issued to Brookstreet Securities as placement commissions for the July private placement.

(3) Shares transferred to stockholder from purchaser of shares in the July private placement

(4) Shares issued to stockholder upon initial capitalization of Triton

(5) Shares transferred to stockholder from stockholder(s) who received shares upon initial capitalization of Triton

(6) Shares purchased in the September 2006 private placement.

(7) Warrants issued as placement commissions for the September 2006 private placement

(8) Shares issued in connection with consulting agreements.

(a)	Former director, resigned in June 2006
(b)	Former director, resigned in December 2006
(c)	Provided initial operating funds to us, prior to the completion of our August 2006 private placement
(d)	Our securities counsel.
(e)	Provides investor relocations services to us.
(f)
We have a marketing agreement with Al Deera and Univest under which they market our travel products throughout the Middle East based upon customary travel commissions for similar services provided by non-affiliates. Al-Deera and Univest purchased our common stock in the September 2006 private placement.

(g)	Voting and dispositive power held by Stephen Garland
(h)	Voting and dispositive power held by L. Michael Underwood
(i)	Voting and dispositive power held by Lance J. Baller
(j)	Voting and dispositive power held by Matt Lepo
(k)	Voting and dispositive power held by Pat Blumenthal, Executive Director
(l)	Voting and dispositive power held by Michael Donahue
(m)	Voting and dispositive power held by Nimish Patel
(n)	Voting and dispositive power held by Malcolm McGuire
(o)	Voting and dispositive power held by Devon Bosch
(p)	Voting and dispositive power held by Christopher Dillow
(q)	Voting and dispositive power held by Khaled El-Marsafy
(r)	Voting and dispositive power held by Abdulwahab Ahmad Al-Nakib

Information Regarding the Selling Stockholders

        The shares of our common stock which the selling stockholders or their pledgees, donees, transferees or other successors in interest may offer for resale will be sold on the Electronic Bulletin Board at then prevailing market prices or privately negotiated prices in one or more of the following transactions:

•  Block transactions;

•	Transactions on the Bulletin Board or on such other market on which our common stock may from time to time be trading;

•  Privately negotiated transactions;

•  Through the writing of options on the shares;

•  Short sales; or

•  Any combination of these transactions.

        The sale price to the public in these transactions may be:

•  The market price prevailing at the time of sale;

•  A price related to the prevailing market price;

•  Negotiated prices; or

•  Such other price as the selling stockholders determine from time to time.

        In the event that we permit or cause this prospectus to lapse, the selling stockholders may only sell shares of our common stock pursuant to Rule 144 under the Securities Act of 1933. The selling stockholders will have the sole and absolute discretion not to accept any purchase offer or make any sale of these shares of our common stock if they deem the purchase price to be unsatisfactory at any particular time.

        The selling stockholders may also sell these shares of our common stock directly to market makers and/or broker-dealers acting as agents for their customers. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of these shares of our common stock for whom such broker-dealers may act as agents. As to a particular broker-dealer, this compensation might be in excess of customary commissions. Market makers and block purchasers purchasing these shares of our common stock may do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of our common stock in block transactions to market makers or other purchasers at a price per share which may be below the prevailing market price of our common stock. There can be no assurance that all or any of these shares of our common stock offered hereby will be issued to, or sold by, the selling stockholders. Upon effecting the sale of any of these shares of our common stock offered under this prospectus, the selling stockholders and any brokers, dealers or agents, hereby, may be deemed “underwriters” as that term is defined under the Securities Act of 1933 or the Securities Exchange Act of 1934, or the rules and regulations thereunder.

        Alternatively, the selling stockholders may sell all or any part of the shares of our common stock offered hereby through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If a selling stockholder enters into an agreement or agreements with an underwriter, then the relevant details will be set forth in a supplement or revision to this prospectus.

        The selling stockholders and any other persons participating in the sale or distribution of these shares of our common stock will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder including, without limitation, Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of these shares of our common stock by, the selling stockholders. Furthermore, pursuant to Regulation M, a person engaged in a distribution of securities is prohibited from bidding for, purchasing or attempting to induce any person to bid for or purchase our securities for a period beginning five business days prior to the date of this prospectus until such person is no longer a selling stockholder. These regulations may affect the marketability of these shares of our common stock.

        We will pay substantially all of the expenses incident to the registration and offering of our common stock, other than commissions or discounts of underwriters, broker-dealers or agents.

RELATED PARTY AND OTHER MATERIAL TRANSACTIONS

        Mr. Lykiardopoulos has been granted stock options by four of our stockholders (L. Michael Underwood, West Hampton Special Situations Fund, LLC, The Elevation Fund, LLC and Battersea Capital, Inc.) to purchase shares of our common stock from them exercisable at $.008 per share based upon the following: (i) 1,865,687 options become exercisable at such time as Triton reports net income that is breakeven or better at the conclusion of any three-month reporting period, (ii) 3,731,375 options become exercisable if, on or before December 31, 2007, Triton reports earnings before interest, taxes, depreciation, amortization and stock based compensation expense (“EBITDA”) of $44 million, and (iii) 3,731,375 options become exercisable if, on or before December 31, 2008, Triton reports annual EBITDA of $88 million. The agreement also contains customary non-disclosure provisions and a three-year non-competition provision extending beyond the term of his agreement. Accordingly, the issuance of any of these shares to Mr. Lykiardopoulos will not dilute our remaining stockholders.

DESCRIPTION OF CAPITAL STOCK

General

        We are authorized to issue 100,000,000 shares of common stock, no par value per share, and 2,000,000 shares of preferred stock, no par value per share.

Common Stock

        Currently, there are 45,013,213 shares of common stock outstanding. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. There is no right to cumulate votes in the election of directors. The holders of common stock are entitled to any dividends that may be declared by the Board of Directors out of funds legally available therefore subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on common stock. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities.

Preferred Stock

        We are authorized to issue 2,000,000 shares of preferred stock in one or more series with such designations, voting powers, if any, preferences and relative, participating, optional or other special rights, and such qualifications, limitations and restrictions, as are determined by resolution of our Board of Directors. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by stockholders and could adversely affect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock. There are no shares of Preferred Stock outstanding.

Dividends

        We do not intend to pay dividends on our capital stock in the foreseeable future.

Transfer Agent

        Computershare, Inc., Denver, Colorado, is our transfer agent.

 SHARES ELIGIBLE FOR FUTURE SALE

        We have 45,013,213 shares of common stock outstanding, comprised of 30,566,539 shares which are being registered hereby and will be freely tradable shares upon the effective date of this prospectus, 12,758,764 shares which are restricted shares but are eligible for sale under Rule 144 beginning in July 2007 and the remaining 1,687,910 shares which may be sold at any time under Rule 144.

        In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, who owns shares that were purchased from us, or any affiliate, at least one year previously, including a person who may be deemed our affiliate, is entitled to sell within any three month period, a number of shares that does not exceed the greater of:

•  1% of the then outstanding shares of our common stock; or

•	The average weekly trading volume of our common stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

        Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. Any person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who owns shares within the definition of “restricted securities” under Rule 144 under the Securities Act that were purchased from us, or any affiliate, at least two years previously, is entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

        Future sales of restricted common stock under Rule 144 or otherwise or of the shares which we are registering under this prospectus could negatively impact the market price of our common stock. We are unable to estimate the number of shares that may be sold in the future by our existing stockholders or the effect, if any, that sales of shares by such stockholders will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock by existing stockholders could adversely affect prevailing market prices.

EXPERTS

        The financial statements for Triton included in this prospectus for the period from inception (January 10, 2006) to June 30, 2006 have been included in reliance on the report of Moore Stephens Wurth Frazer and Torbet, LLP, an independent registered public accounting firm, given on the authority of this firm as experts in accounting and auditing in issuing such reports.

LEGAL MATTERS

        The validity of the common stock offered hereby will be passed upon for us by the Law Office of Gary A. Agron, Greenwood Village, Colorado. Mr. Agron owns 397,137 shares of our common stock.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to our company and our common stock offered hereby, reference is made to the registration statement and the exhibits filed as part of the registration statement. We are also required to file periodic reports with the Securities and Exchange Commission, including quarterly reports, annual reports which include our audited financial statements and proxy statements, and we provide our annual reports, including audited financial statements and proxy statements, to our stockholders. The registration statement, including exhibits thereto, and all of our periodic reports may be inspected without charge at the Securities and Exchange Commission’s principal office in Washington, DC, and copies of all or any part thereof may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, NE, Washington, DC 20549. You may obtain additional information regarding the operation of the Public Reference Section by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a World Wide Web site which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission at the address: http://www.sec.gov.

TRITON DISTRIBUTION SYSTEMS, INC.

45,013,213 SHARES OF COMMON STOCK

         Until May 1, 2007, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Index to Financial Statements

Page Nos.

Triton Distribution Systems, Inc. audited financial statements for the period from inception (January 10, 2006) to June 30, 2006	F-1 to F-19

Triton Distribution Systems, Inc. unaudited financial statements for the three months ended September 30, 2006 and the period from inception (January 10, 2006) to September 30, 2006	F-34 to F-51

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Triton Distribution Systems, Inc.

Sausalito, California

We have audited the accompanying balance sheet of Triton Distribution Systems, Inc. (a development stage company) as of June 30, 2006, and the related statements of operations, stockholders’ deficit and cash flows for the period from inception (January 10, 2006) to June 30, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Triton Distribution Systems, Inc. as of June 30, 2006, and the results of its operations and cash flows for the period from inception (January 10, 2006) to June 30, 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s significant operating losses raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/  Moore Stephens Wurth Frazer and Torbet, LLP

Walnut, California
January 16, 2007

Triton Distribution Systems, Inc.
(a Development Stage Company)
Balance Sheet
June 30,
2006

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$95,668
Prepaid insurance	89,025
Deferred offering costs	10,000
Other current assets	15,978
TOTAL CURRENT ASSETS	210,671

FURNITURE AND EQUIPMENT, net of accumulated depreciation of $6,340	169,122
WEBSITE DEVELOPMENT COSTS, net of accumulated amortization of $2,462	17,238
INTELLECTUAL PROPERTY, net of accumulated amortization of $11,926	226,599
TOTAL ASSETS	$623,630

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
Accounts payable	$149,590
Accounts payable - related party	35,000
Accrued expenses	33,833
Accrued interest - related party	28,635
Notes payable - related party	1,981,867
TOTAL CURRENT LIABILITIES	2,228,925

COMMITMENTS AND CONTINGENCIES	-

STOCKHOLDERS' DEFICIT
Preferred stock; no par value; 2,000,000 shares
authorized; 0 shares issued and outstanding
Common stock; no par value; 100,000,000 shares
authorized; 35,821,198 shares issued and outstanding	338,625
Additional paid-in capital	7,981
Deficit accumulated during the development stage	(1,951,901)
TOTAL STOCKHOLDERS' DEFICIT	(1,605,295)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$623,630

See report of independent registered public accounting firm.

The accompanying notes are an integral part of these financial statements

Triton Distribution Systems, Inc.
(a Development Stage Company)
Statement of Operations

Inception (January 10, 2006) to June 30, 2006
NET SALES	$-
COST OF SALES	-
GROSS PROFIT	-

OPERATING EXPENSES:
Payroll and related benefits	946,727
Professional fees	337,153
Marketing and advertising	73,435
Other general and administrative expenses	565,952
TOTAL OPERATING EXPENSES	1,923,267
LOSS FROM OPERATIONS	(1,923,267)
OTHER INCOME (EXPENSE)
Interest expense - related party	(28,634)
TOTAL OTHER INCOME (EXPENSE)	(28,634)
LOSS BEFORE PROVISION FOR INCOME TAXES	(1,951,901)
PROVISION FOR INCOME TAXES	-
NET LOSS	$(1,951,901)

NET LOSS PER SHARE:
BASIC AND DILUTED	$(0.05)

WEIGHTED AVERAGE SHARES OUTSTANDING: BASIC AND DILUTED	35,821,198

See report of independent registered public accounting firm.

The accompanying notes are an integral part of these financial statements

Triton Distribution Systems, Inc.
(a Development Stage Company)
Statement of Stockholders’ Deficit
For the Period from Inception (January 10, 2006) to June 30, 2006

				Deficit
				accumulated	Total
			Additional	during the	stockholders'
	Common stock		paid-in	development	equity
	Shares	Amount	capital	stage	(deficit)

Balance at inception (January 10, 2006)	-	$-	$-	$-	$-

Issuance of common stock for cash and contribution of intellectual property	35,821,198	338,625			338,625
Fair value of employee stock options			7,981		7,981

Net loss				(1,951,901)	(1,951,901)

Balance at June 30, 2006	35,821,198	$338,625	$7,981	$(1,951,901)	$(1,605,295)

See report of independent registered public accounting firm.

The accompanying notes are an integral part of these financial statements

Triton Distribution Systems, Inc.
(a Development Stage Company)
Statement of Cash Flows

Inception (January 10, 2006) to June 30, 2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,951,901)
Adjustment to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization expense	20,728
Fair value of employee stock options	7,981
Changes in assets and liabilities:
Prepaid insurance	(89,025)
Other current assets	(15,978)
Accounts payable	149,590
Accounts payable - related party	35,000
Accrued expenses	33,833
Accrued interest - related party	28,635
Net cash used in operating activities	(1,781,137)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of furniture and equipment	(175,462)
Payment for web development costs	(19,700)
Net cash used in investing activities	(195,162)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of offering costs	(10,000)
Proceeds from the issuance of common stock	100,100
Proceeds from issuance of notes payable - related party	1,981,867

Net cash provided by financing activities	2,071,967

NET INCREASE IN CASH AND CASH EQUIVALENTS	95,668

CASH AND CASH EQUIVALENTS, Beginning of period	-

CASH AND CASH EQUIVALENTS, End of period	$95,668

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid	$-
Income taxes paid	$-

SUPPLEMENTAL NON-CASH INVESTING AND FINANCING ACTIVITIES:
Contribution of intellectual property for common stock	$238,525

See report of independent registered public accounting firm.

The accompanying notes are an integral part of these financial statements

Triton Distribution Systems, Inc.
(A Development Stage Company)
Notes to Financial Statements
For the Period From Inception (January 10, 2006) to June 30, 2006

Note 1 - Organization and significant accounting policies

Organization and line of business

Triton Distribution Systems, Inc. (“TDS” or the “Company”) was incorporated in the State of Nevada on January 10, 2006. The Company had adopted a December 31st year end. TDS is an emerging, next generation Web-based travel services distribution company. Its core business is the electronic distribution of travel inventory from airlines, car rental companies, hotels, tour and cruise operators, and other travel sellers to travel agencies and their clients on a global basis. TDS is currently a development stage company under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 7 as it has not generated revenues for the period ending June 30, 2006 and has incurred a loss of $1,951,901 since inception.

History

The development of the technology and screens for the Company’s online distribution system was initiated by the Company’s CEO and other current management team members while they were affiliated with GRSNetwork, Inc. (“GRS”), a California corporation, which was founded in 1997. GRS’s original activities centered on creating various products for travel agents to streamline their businesses, including accounting systems, electronic reporting systems, a web-based engine, cruise products, management reports and system reporting applications. GRS produced software programs and sold them to independent travel agents, and also developed the software and website for an Internet-based system for distributing travel inventory from sellers to agents.

In 1999, GRS launched its online travel distribution service, with the original notion of recruiting U.S. travel agents that were too small to afford the minimum guarantees required by the major Global Distribution Systems (“GDSs”). In hindsight, the timing of this launch and the financial instability of smaller travel agents proved to be inopportune. By the end of 1999, the airlines in the United States completely eliminated the payment of commissions to travel agents. We believe this high-impact decision, which was designed to reduce costs, actually caused many travel agencies to cease operations and also resulted in fewer bookings for U.S. airlines.

See report of independent registered public accounting firm.

Two years later, the United States experienced the terrorism of 9/11; we believe this catastrophic event only served to accelerate the financial decline of several major U.S.-based airlines and thousands of domestic travel agencies. Within this environment, GRS was further developing its proprietary product suite and was attempting to sign up individual travel agents, one at a time. Ultimately, GRS determined that the cost of attracting and maintaining smaller travel agencies was greater than the revenue streams that could be generated from this target market. After five years of trying to engineer a profitable business model, and having incurred significant operating losses and unpaid debt obligations, GRS went out of business in September 2004.

When GRS ceased operations, a secured lender held a security interest in all of the assets of GRS including its operating business, personal property and software technologies. In December 2005, an investor group formed TDS Acquisition, LLC, a Nevada limited liability company (“TDS LLC”), and acquired the security position of the secured lender for an investment of $200,000 in cash plus additional costs associated with the foreclosure. TDS LLC foreclosed on the inactive assets in January 2006 and contributed them to the Company in exchange for shares. These assets consisted of computers, servers, furniture and fixtures, as well as the technology (Intellectual property) to support the online distribution of travel services. TDS LLC did not transfer any of the customers of GRS. The Company intends to develop its own strategy and plans to pursue business, first in Asia, and then in other parts of the world.

The Company was established in January 2006. The Company commenced operations with an initial emphasis on Southeast Asia and intends to expand to other international locations, including South America and Europe. Unlike the travel industry in the United States, which is highly fragmented and decentralized, emerging countries in Asia have only one or two flagship airlines for international routes, the airlines are controlled by the government, their fleets have been modernized, the carriers are generally profitable, the travel agencies are clustered in large associations, and the government has considerable influence over decisions which affect bookings and the issuance of tickets to domestic and foreign travelers.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from these estimates.

See report of independent registered public accounting firm.

Fair value of financial instruments

For certain of the Company's financial instruments, including cash and cash equivalents, accounts payable and accrued expenses, the carrying amounts approximate fair value due to their short maturities. The amounts shown for notes payable also approximate fair value because current interest rates and terms offered to the Company for similar debt are substantially the same.

Cash and cash equivalents

For purposes of the statements of cash flows, the Company defines cash equivalents as all highly liquid debt instruments purchased with a maturity of three months or less.

Concentration of credit risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash and cash equivalents. The Company places its cash with high quality financial institutions and at times may exceed the FDIC $100,000 insurance limit. The Company has limited experience as it is a development stage company but does not anticipate incurring any losses related to this credit risk. As of June 30, 2006 the Company had amounts in bank accounts in excess of FDIC insurance of approximately $148,000.

Furniture and equipment

Furniture and equipment are stated at cost and are depreciated using the straight-line method over their estimated useful lives of 3-7 years. Expenditures for maintenance and repairs are charged to operations as incurred while renewals and betterments are capitalized. Gains and losses on disposals are included in the results of operations.

The estimated service lives of furniture and equipment are as follows:

Computer equipment	5 years
Software	3 years
Office equipment	5 years
Furniture and fixtures	7 years
Tenant improvements	7 years

See report of independent registered public accounting firm.

Revenue recognition

The Company applies the guidance within SEC Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements” (“SAB 104”) to determine when to properly recognize revenue. SAB 104 states that revenue generally is realized or realizable and earned when persuasive evidence of an arrangement exists, services have been rendered, the seller’s price to the buyer is fixed or determinable and collectibility is reasonably assured.

The Company provides electronic travel distribution services through its travel distribution system. These services are provided for airlines, car rental companies, hotels, tour and cruise operators, and other travel sellers to travel agencies and their clients. The Company charges a fee for reservations booked through its distribution system. Revenue is recognized at the time the transactions are processed. However, if a transaction is subsequently canceled, the transaction fee or fees must be credited or refunded. Therefore, revenue is recorded net of an estimated amount reserved to account for cancellations which may occur in a future month. This reserve is calculated based on industry historical cancellation rates and will be based on the Company’s own cancellation rates once a sufficient history of cancellations is established. In estimating the amount of future cancellations that will require a transaction fee to be refunded, the Company assumes that a significant percentage of cancellations are followed by an immediate re-booking of the transaction, without a net loss of revenue.

As of June 30, 2006, all the revenue for the Company was derived from one customer.

Website development costs

Website development costs are for the development of the Company's Internet website. These costs have been capitalized when acquired and installed, and are being amortized over three years. The Company accounts for these costs in accordance with Emerging Issues Task Force (“EITF”) 00-2, "Accounting for Website Development Costs," which specifies the appropriate accounting for costs incurred in connection with the development and maintenance of websites. Amortization expense was $1,641 and $2,462 for the three months ended June 30, 2006 and for the period from inception (January 10, 2006) to June 30, 2006, respectively.

See report of independent registered public accounting firm.

Intellectual property

Intellectual property consists of a suite of “Expert” products for travel agents including ReservationExpert™, CruiseExpert™ and TourExpert™; "Link" products for agency customers including ResLink™, CruiseLink™ and TourLink™ and "Back Office" agency products including IAR, TicketClient™, ItinClient™ and AccountingClient™. All of these products were purchased by certain investors for $238,525 and contributed to the Company in exchange for shares of the Company’s common stock. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” the Company evaluates its intangible assets and other long-lived assets for impairment, at least on an annual basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable from its estimated future cash flows. Recoverability of intangible assets and other long-lived assets is measured by comparing their net book value to the related projected undiscounted cash flows from these assets, considering a number of factors including past operating results, budgets, economic projections, market trends and product development cycles. If the net book value of the asset exceeds the related undiscounted cash flows, the asset is considered impaired, and a second test is performed to measure the amount of impairment loss which is the difference between the net book value of the asset and its fair value. Fair value is determined by the present value of future cash flows using multiple scenarios that reflect the range of possible outcomes and a risk-free rate.  Amortization is computed using the straight-line method over the estimated useful life of the intellectual property of ten years.

Amortization expense was $11,926 for the period from inception (January 10, 2006) to June 30, 2006. Amortization expense for the next 5 years is expected to be $23,852 per year.

Impairment of long-lived assets

SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” requires that long-lived assets to be disposed of by sale, including those of discontinued operations, be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations.   SFAS No. 144 broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction.  SFAS No. 144 also establishes a "primary-asset" approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for a long-lived asset to be held and used. The Company has no impairment issues to disclose.

See report of independent registered public accounting firm.

Stock based compensation

The Company adopted SFAS No. 123 (Revised 2004), Share Based Payment (“SFAS No. 123R”). SFAS No. 123R requires companies to measure and recognize the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value. SFAS No. 123R eliminates the ability to account for the award of these instruments under the intrinsic value method prescribed by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and allowed under the original provisions of SFAS No. 123. As of June 30, 2006, the Company had 1,577,085 employee stock options outstanding.

Income taxes

The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Deferred taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Loss per share

The Company reports loss per share in accordance with SFAS No. 128, "Earnings per Share." Basic loss per share is computed by dividing the net loss by the weighted average number of common shares available. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. There were
1,577,085 employee stock options outstanding at June 30, 2006. The Company had a net loss for the period from inception (January 10, 2006) to June 30, 2006, therefore any outstanding employee stock options would be anti-dilutive.

See report of independent registered public accounting firm.

Recently issued accounting pronouncements

In May 2005, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 154, "Accounting Changes and Error Corrections." This statement applies to all voluntary changes in accounting principle and requires retrospective application to prior periods' financial statements of changes in accounting principle, unless this would be impracticable. This statement also makes a distinction between "retrospective application" of an accounting principle and the "restatement" of financial statements to reflect the correction of an error. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. SFAS No. 154 is not expected to have a material effect on the financial position or results of operations of the Company.

In February 2006, FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments”. SFAS No. 155 amends SFAS No 133, “Accounting for Derivative Instruments and Hedging Activities”, and SFAF No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. SFAS No. 155, permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interest in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on the qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired or issued after the beginning of the Company’s first fiscal year that begins after September 15, 2006. SFAS No. 155 is not expected to have a material effect on the financial position or results of operations of the Company.

See report of independent registered public accounting firm.

In March 2006 FASB issued SFAS 156 ‘Accounting for Servicing of Financial Assets’ this Statement amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. This Statement:

1.	Requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract.
2.	Requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable.
3.	Permits an entity to choose ‘Amortization method’ or Fair value measurement method’ for each class of separately recognized servicing assets and servicing liabilities:
4.

At its initial adoption, permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under Statement 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity’s exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value.

5.

Requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities.

This Statement is effective as of the beginning of the Company’s first fiscal year that begins after September 15, 2006. Management believes that this statement will not have a significant impact on the financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This statement clarifies the definition of fair value, establishes a framework for measuring fair value and expands the disclosures on fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. Management has not determined the effect, if any, the adoption of this statement will have on the financial statements.

In September 2006, the FASB issued SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans−−an amendment of FASB Statements No. 87, 88, 106, and 132(R)". One objective of this standard is to make it easier for investors, employees, retirees and other parties to understand and assess an employer's financial position and its ability to fulfill the obligations under its benefit plans. SFAS No. 158 requires employers to fully recognize in their financial statements the obligations associated with single−employer defined benefit pension plans, retiree healthcare plans, and other postretirement plans. SFAS No. 158 requires an employer to fully recognize in its statement of financial position the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. This Statement also requires an employer to measure the funded status of a plan as of the date of its year−end statement of financial position, with limited exceptions. SFAS No. 158 requires an entity to recognize as a component of other comprehensive income, net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as components of net periodic benefit cost pursuant to SFAS No. 87. This Statement requires an entity to disclose in the notes to financial statements additional information about certain effects on net periodic benefit cost for the next fiscal year that arise from delayed recognition of the gains or losses, prior service costs or credits, and transition asset or obligation. The Company is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures for fiscal years ending after December 15, 2006. Management believes that this statement will not have a significant impact on the financial statements.

See report of independent registered public accounting firm.

Note 2 - Development stage company and going concern

The Company is a new developmental stage company formed on January 10, 2006. The Company is subject to risks and uncertainties, including new product development, actions of competitors, reliance on the knowledge and skills of its employees to be able to service customers, and availability of sufficient capital and a limited operating history. Accordingly, the Company presents its financial statements in accordance with the accounting principles generally accepted in the United States of America that apply in establishing new operating enterprises. As a development stage enterprise, the Company discloses the deficit accumulated during the development stage and the accumulated statement of operations and cash flows from inception of the development stage to the date on the current balance sheet. Contingencies exist with respect to this matter, the ultimate resolution of which cannot presently be determined.

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America, which contemplates continuation of the Company as a going concern. However, the Company has not generated revenues, has incurred significant operating losses of $1,951,901 to date, has a negative cash flow from operations and has working capital and stockholders' deficits, which raises substantial doubt about its ability to continue as a going concern.

In view of these matters, realization of certain of the assets in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financial requirements, raise additional capital, and the success of its future operations.

Management has raised and is attempting to raise additional capital and has effectuated a business combination with a public company (See Note 9 for further discussion). Management believes that this plan provides an opportunity for the Company to continue as a going concern.

Note 3 - Furniture and equipment

The cost of furniture and equipment at June 30, 2006 consisted of the following:

Computer equipment	$60,154
Software	24,240
Office equipment	4,809
Furniture and fixtures	65,397
Tenant improvements	20,882
175,482
Less accumulated depreciation	(6,360)

$169,122

Depreciation expense was $6,360 for the period from inception (January 10, 2006) to June 30, 2006.

See report of independent registered public accounting firm.

Note 4 - Notes payable - related party

In February 2006 the Company entered into a revolving credit agreement with certain investors for a maximum amount of $2,500,000. The investors, also shareholders, consisted of the following (the number of shares owed is as of June 30, 2006):

a.	The Elevation Fund, LLC holds 6,467,716 shares of common stock;

b.	West Hampton Special Situations Fund, LLC holds 6,467,716 shares of common stock which L. Michael Underwood is the manager of the fund and is a director of the Company;

c.	LMU and Company - L. Michael Underwood has ownership in this company; and

d.	Battersea Capital Inc. holds 3,606,996 shares of common stock

L. Michael Underwood, a director of the Company, personally holds 3,606,996  shares of common stock.

The Company has outstanding various notes payable under this agreement. The notes accrue interest at 12% per annum. The principal amount of the notes plus accrued interest will be repaid from the proceeds of the Company’s private placement offering. The Company can borrow up to $2,500,000. The loan is secured by the assets of the Company. See Note 8. All principal and accrued interest is due and payable within 120 days from the date of this agreement. This agreement was verbally extended to July 11, 2006 and the outstanding balance plus accrued interest will be repaid from the proceeds of the private placement offering (See Note 9).
The Company has a three-year employment agreement with Gregory Lykiardopoulos, its CEO pursuant to which Mr. Lykiardopoulos receives an annual base salary of $250,000 and other compensation to be determined by the Board of Directors. In addition to Mr. Lykiardopoulos’ shareholdings in the Company, Mr. Lykiardopoulos was granted stock options by the Company’s principal stockholders to purchase shares of the Company’s common stock from them exercisable at $.008 per share based upon the following: (i) 1,865,687 options become exercisable at such time as the Company reports net income that is breakeven or better at the conclusion of any three-month reporting period, (ii) 3,731,375 options become exercisable if, on or before December 31, 2007, the Company reports earnings before interest, taxes, depreciation, amortization and stock based compensation expense (“EBITDA”) of $44 million, and (iii) 3,731,375 options become exercisable if, on or before December 31, 2008, the Company reports annual EBITDA of $88 million. The agreement also contains customary non-disclosure provisions and a three-year non-competition provision extending beyond the term of his agreement. As indicated above, any shares issued to Mr. Lykiardopoulos will be provided by the Company current principal stockholders, excluding Mr. Lykiardopoulos. Accordingly, the issuance of any of these shares to Mr. Lykiardopoulos will not dilute the Company’s remaining stockholders. These options granted to Mr. Lykiardopoulos are accounted for under SFAS No. 123 (R). The Company has determined that the fair value of these options using the Black-Scholes pricing model to be $7,395,417 using the following assumptions: risk free interest rate - 4.5%; dividend yield - 0%; expected volatility - 22% and expected life of 1.9 to 2.9 years. However, since the Company has currently determined that it is not probable that the performance conditions will be met, no compensation cost has been recognized. If in the future, the Company determines that it is probable that the performance conditions will be met, the fair value of the options will be recognized over the remaining implicit services period of each option.

Note 5 - Stockholders’ deficit
The Company has authorized 102,000,000 shares of no par value stock. 100,000,000 have be authorized as common stock and 2,000,000 have been authorized as preferred stock. As of June 30, 2006, the Company has 35,821,198 shares of common stock issued and outstanding.

Upon the formation of the Company, the founding stockholders contributed $100,100 in cash and intellectual property valued at $238,525 in exchange for 35,821,198 shares of common stock.

See report of independent registered public accounting firm.

Stock Options

The Company accounts for stock options under SFAS No. 123 (Revised 2004), Share Based Payment (“SFAS No. 123R”). SFAS No. 123R requires companies to measure and recognize the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value. Share-based compensation recognized under the modified-prospective transition method of SFAS No. 123R includes share-based compensation based on the grant-date fair value determined in accordance with the original provisions of SFAS No. 123, Accounting for Stock-Based Compensation, for all share-based payments granted prior to and not yet vested as of January 1, 2006 and share-based compensation based on the grant-date fair-value determined in accordance with SFAS No. 123R for all share-based payments granted after January 1, 2006. SFAS No. 123R eliminates the ability to account for the award of these instruments under the intrinsic value method proscribed by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and allowed under the original provisions of SFAS No. 123.

The Company recognized $7,981 in share-based compensation expense for the period from inception (January 10, 2006) to June 30, 2006. The impact of this share-based compensation expense on the Company’s basic and diluted earnings per share was $0.00 per share. The fair value of our stock options was estimated using the Black-Scholes option pricing model.

On June 12, 2006, the Company’s board of directors approved the Triton Distribution Systems, Inc. 2006 Equity Incentive Plan (the “Plan”) that provides for the issuance of up to 4,300,000 shares under the Plan.

	Options Outstanding	Weighted Average Exercise Price	Aggregate Intrinsic Value
Outstanding, January 10, 2006	-	-	$0
Granted	1,577,085	$0.80
Forfeited	-	-
Exercised	-	-
Outstanding, June 30, 2006	1,577,085	$0.80	$0

As of June 30, 2006, no options had vested.

See report of independent registered public accounting firm.

For options granted during 2006, the weighted-average fair value of such options was $0.21 and at June 30, 2006 the weighted average remaining contractual life of options outstanding is 9.95 years. For all options granted in 2006, the exercise price was equal to the market price of the Company’s stock at the date of grant. All of the options expire in 2016.

As of June 30, 2006, there was $261,055 of total unrecognized compensation cost related to non-vested options granted under the plan. That cost is expected to be recognized over the 3 year life of the options.

The assumptions used in calculating the fair value of options granted using the Black-Scholes option- pricing model are as follows:

Risk-free interest rate	4.5%
Expected life of the options	3.00 years
Expected volatility	22%
Expected dividend yield	0

Since the Company’s stock was not publicly traded at the time the options were issued, the expected volatility was based on the volatility of a competitor’s common stock that is publicly traded.

Note 6 - Income taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities at June 30, 2006 are as follows:

Deferred tax assets:
Federal net operating loss	$597,000
State net operating loss	172,000
Equity compensation	3,000
Total deferred tax assets	772,000
Less valuation allowance	(772,000)
$--

At June 30, 2006, the Company had federal and state net operating loss ("NOL") carryforwards of approximately $1,756,000 and $1,927,000, respectively. Federal NOLs could, if unused, expire in 2021. State NOLs, if unused, could expire in 2011.

The valuation allowance increased by $772,000 for the period from inception (January 10, 2006) to June 30, 2006. The Company has provided a 100% valuation allowance on the deferred tax assets at June 30, 2006 to reduce such asset to zero, since there is no assurance that the Company will generate future taxable income to utilize such asset. Management will review this valuation allowance requirement periodically and make adjustments as warranted.

See report of independent registered public accounting firm.

The reconciliation of the effective income tax rate to the federal statutory rate for the period from inception (January 10, 2006) to June 30, 2006 is as follows:

Federal income tax rate	(34.0%)
State tax, net of federal benefit	(6.0%)
Equity compensation	0.2%
Non-deductible items	0.3%
Increase in valuation allowance	39.5%

Effective income tax rate	0.0%

Note 7 - Commitments and contingencies

Employment agreement

In July 2006, the Company entered into a three-year employment agreement with its CEO, Gregory Lykiardopoulos to be effective as of February 2006 pursuant to which Mr. Lykiardopoulos will receive an annual base salary of $250,000 and other compensation to be determined by the Board of Directors. In addition to Mr. Lykiardopoulos is entitled to receive additional shares of common stock if certain profitability requirements are met. These shares will be issued from existing shares. No new shares will be issued pertaining to this agreement.

Contracts

In order to obtain and distribute travel products, the Company has entered into agreements with travel sellers and telecommunications service and infrastructure providers. All of these agreements may be terminated by either party on 30 days written notice to the other. Each agreement provides for the payment by travel sellers of customary travel commissions to the Company’s travel agent buyers and to us. All of the agreements are non-exclusive to us. There are no minimums or required monthly obligations for any of these agreements.

Leases

The Company leases office space in an office building in Sausalito, California under an operating lease agreement that expires in May 2010. The lease provides for current monthly lease payments of $25,218 which increase over the term of the lease. The Company also leases office space in Manila, Philippines and Beijing, China that expire November 2009 and September 2008, respectively.

Future minimum lease payments under non-cancelable operating leases with initial or remaining terms of one year or more are as follows:

Operating Leases
Year ending June 30,
2007	$400,625
2008	389,804
2009	373,698
2010	314,941

$1,479,068

The Company incurred rent expense of $166,587 for the period from inception (January 10, 2006) to June 30, 2006.

See report of independent registered public accounting firm.

Note 8 - Related parties

In addition to the note payable discussed in Note 4, the Company had certain transactions with a related party. As of June 30, 2006, the Company owes $35,000 to Gregory Lykiardopoulos, its current CEO and major shareholder for past due compensation.

A former director of the Company, Stephen Garland, is also an owner of 373,137 shares of common stock.

Note 9 - Subsequent events

Private placement

In July 2006 the Company sold a total of 7,148,710 shares of its common stock at $0.80 per share through a private placement offering for gross proceeds of $5,747,500. After commission and offering expenses, the Company received net proceeds of $4,924,598.

In July 2006, in connection with the private placement offering described above, the Company’s original investors agreed to cancel an aggregate of 6,218,958 of their shares upon the successful completion of selling at least $5,000,000 in the private placement. Since the investors canceled these shares for no consideration, the Company accounted for this cancellation of shares by removing the 6,218,958 from the outstanding share list.

Business combination

On July 10, 2006, TDS entered into an exchange agreement with Petramerica Oil, Inc. (“Petra”), a publicly traded company. Petra was incorporated in the State of Colorado on September 22, 1986. It was formed to pursue oil and gas activities in the Rocky Mountain region, but has been primarily involved in raising capital and did not conduct any significant operations since inception. Pursuant to the exchange agreement, Petra acquired 29,547,500 shares of TDS’ common stock, which represented all of the issued and outstanding shares of common stock of TDS, in exchange for 36,750,950 shares of Petra’s common stock.

Concurrently with the closing of the exchange agreement TDS also purchased and retired 400,000 shares of Petra common stock for $400,000. Upon completion of the foregoing transactions, Petra had an aggregate of 38,438,860 shares of common stock issued and outstanding.

As a result of the merger, TDS’s stockholders own approximately 95.6% of the combined company and the directors and executive officers of TDS became the directors and executive officers of Petra. Accordingly, the transaction has been accounted for as a reverse acquisition of Petra by TDS resulting in a recapitalization of TDS rather than as a business combination. TDS is deemed to be the purchaser and surviving company for accounting purposes. Accordingly, TDS’ assets and liabilities will be included in the consolidated balance sheet at their historical book values and the results of operations of TDS will be those presented for the comparative prior period. The consolidated statement of stockholders’ equity as of June 30, 2006 has been restated as if the above transaction took place on the first day for which the consolidated statement of stockholders’ equity is presented The historical cost of the net assets of Petra that were acquired was $0. Pro forma information is not presented as the financial statements of Petra are insignificant. In addition, on August 17, 2006, Petra changed it name to Triton Distribution Systems, Inc.

Repayment of Notes Payable and Accrued Interest

In July 2006, the Company repaid its notes payable - related party and accrued interest - related party in full from the proceeds of the private placement.

See report of independent registered public accounting firm.

TRITON DISTRIBUTION SYSTEMS, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEET

September 30,
2006
(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,652,443
Prepaid insurance	77,242
Prepaid consulting	1,292,731
Other current assets	29,059
TOTAL CURRENT ASSETS	5,051,475

FURNITURE AND EQUIPMENT, net of accumulated depreciation of $17,090	225,603
WEBSITE DEVELOPMENT COSTS, net of accumulated amortization of $4,104	15,596
INTELLECTUAL PROPERTY, net of accumulated amortization of $17,889	220,636
TOTAL ASSETS	$5,513,310

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$67,967
Accounts payable - related party	8,500
Accrued expenses	56,249
TOTAL CURRENT LIABILITIES	132,716

COMMITMENTS AND CONTINGENCIES	-

STOCKHOLDERS' EQUITY
Preferred stock; no par value; 2,000,000 shares
authorized; 0 shares issued and outstanding
Common stock; no par value; 100,000,000 shares
authorized; 45,013,213 shares issued and outstanding	9,503,723
Additional paid-in capital	48,774
Deficit accumulated during the development stage	(4,171,903)
TOTAL STOCKHOLDERS' EQUITY	5,380,594
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$5,513,310

The accompanying notes are an integral part of these consolidated financial statements.

TRITON DISTRIBUTION SYSTEMS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three	Inception
	Months	(January 10,
	Ended	2006) to
	September 30,	September 30,
	2006	2006
	(unaudited)	(unaudited)

NET SALES	$-	$-

COST OF SALES	-	-

GROSS PROFIT	-	-

OPERATING EXPENSES:
Payroll and related benefits	860,820	1,807,547
Professional fees	670,558	1,007,711
Marketing and advertising	26,245	99,680
Other general and administrative expenses	671,845	1,237,797

TOTAL OPERATING EXPENSES	2,229,468	4,152,735

LOSS FROM OPERATIONS	(2,229,468)	(4,152,735)

OTHER INCOME (EXPENSE)
Interest income	11,747	11,747
Interest expense - related party	(2,281)	(30,915)

TOTAL OTHER INCOME (EXPENSE)	9,466	(19,168)

LOSS BEFORE PROVISION FOR INCOME TAXES	(2,220,002)	(4,171,903)

PROVISION FOR INCOME TAXES	-	-

NET LOSS	$(2,220,002)	$(4,171,903)

NET LOSS PER SHARE:
BASIC AND DILUTED	$(0.05)	$(0.11)

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC AND DILUTED	40,945,066	37,613,578

The accompanying notes are an integral part of these consolidated financial statements.

TRITON DISTRIBUTION SYSTEMS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(unaudited)

				Deficit
				accumulated
			Additional	during the	Total
	Common stock		paid-in	development	stockholders’
	Shares	Amount	capital	stage	Equity

Balance at inception (January 10, 2006)	-	$-	$-	$-	$-

Issuance of common stock for cash and contribution of intellectual property in January 2006	35,821,198	338,625	-		338,625
Issuance of common stock in private placement for cash, net of $822,902 in commissions and expenses in July 2006	7,148,710	4,924,598	-	-	4,924,598
Issuance of common stock to placement agent for fees in July 2006	598,029	-	-	-	-
Cancellation of investor shares in July 2006	(6,218,958)	-	-	-	-
Issuance of common stock in connection with transaction with Petramerica Oil, Inc. in July 2006	2,087,910	-	-	-	-
Repurchase of shares from Petramerica Oil, Inc. stockholders in July 2006	(400,000)	(400,000)			(400,000)
Issuance of shares to investor relation firms for services in July 2006	2,238,824	1,800,000			1,800,000
Issuance of common stock in private placement for cash, net of $149,500 in commissions in September 2006	3,737,500	2,840,500			2,840,500
Fair value of employee stock options			48,774		48,774
Net loss				(4,171,903)	(4,171,903)

Balance at September 30, 2006	45,013,213	$9,503,723	$48,774	$(4,171,903)	$5,380,594

The accompanying notes are an integral part of these consolidated financial statements.

TRITON DISTRIBUTION SYSTEMS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended September 30, 2006	Inception (January 10, 2006) to September 30, 2006
	(unaudited)	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,220,002)	$(4,171,903)
Adjustment to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization expense	18,355	39,083
Amortization of prepaid consulting	507,269	507,269
Fair value of employee stock options	40,793	48,774
Changes in assets and liabilities:
Prepaid insurance	11,783	(77,242)
Other current assets	(13,081)	(29,059)
Accounts payable	(81,623)	67,967
Accounts payable - related party	(26,500)	8,500
Accrued expenses	22,416	56,249
	(28,635)	-
Net cash used in operating activities	(1,769,225)	(3,550,362)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of furniture and equipment	(67,231)	(242,693)
Payment for web development costs	-	(19,700)
Net cash used in investing activities	(67,231)	(262,393)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuance of common stock	8,737,500	8,837,600
Payment of offering costs	(962,402)	(972,402)
Repurchase shares of common stock	(400,000)	(400,000)
Proceeds from issuance of notes payable - related party	-	1,981,867
Repayment on notes payable - related party	(1,981,867)	(1,981,867)
Net cash provided by financing activities	5,393,231	7,465,198

NET INCREASE IN CASH AND CASH EQUIVALENTS	3,556,775	3,652,443

CASH AND CASH EQUIVALENTS, Beginning of period	95,668	-

CASH AND CASH EQUIVALENTS, End of period	$3,652,443	$3,652,443

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Interest paid - related party	$30,915	$30,915
Income taxes paid	$-	$-

SUPPLEMENTAL NON-CASH INVESTING AND FINANCING ACTIVITIES:

Contribution of intellectual property for common stock	$-	$238,525

In addition, during the period from inception (January 10, 2006) to September 30, 2006, the Company issued 1) 598,029 shares of common stock to the placement agent for commissions related to the July 2006 private placement; 2) issued 1,429,742 warrants to the placement agent for commissions related to the July 2006 private placement; 3) issued 185,000 warrants to the placement agent for commissions related to the September 2006 private placement; 4) issued 2,238,824 shares of common stock to two investment relations firms for services valued at $1,800,000; and 5) issued 1,577,085 options to employees and took a charge of $48,774 related to the vesting of the fair value of these options.

The accompanying notes are an integral part of these consolidated financial statements.

TRITON DISTRIBUTION SYSTEMS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Note 1 - Basis of presentation, organization and significant accounting policies

Basis of presentation

The unaudited consolidated financial statements have been prepared by Triton Distribution Systems, Inc. (the “Company”), pursuant to the rules and regulations of the Securities and Exchange Commission. The information furnished herein reflects all adjustments (consisting of normal recurring accruals and adjustments) which are, in the opinion of management, necessary to fairly present the operating results for the respective periods. Certain information and footnote disclosures normally present in annual consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to such rules and regulations. These consolidated financial statements should be read in conjunction with the audited financial statements and footnotes for the period ended June 30,  2006 included elsewhere in this Form SB-2. The results for the period from inception (January 10, 2006) to September 30, 2006 are not necessarily indicative of the results to be expected for the full year ending December 31, 2006.

Organization and line of business
Triton Distribution Systems, Inc. (“TDS”) was incorporated in the State of Nevada on January 10, 2006. On July 10, 2006, TDS entered into an exchange agreement with Petramerica Oil, Inc. (“Petra”), a publicly traded company. Petra was incorporated in the State of Colorado on September 22, 1986. It was formed to pursue oil and gas activities in the Rocky Mountain region, but has been primarily involved in raising capital and did not conduct any significant operations since inception. Pursuant to the exchange agreement, Petra acquired 29,547,500 shares of TDS’ common stock (which includes the 28,800,000 shares issued to the founding stockholders/investors plus 5,747,400 shares sold in private placement less 5,000,000 investors shares that were canceled.), which represented all of the issued and outstanding shares of common stock of TDS, in exchange for 36,750,950 shares of Petra’s common stock. (effectively a 1.2437916 forward stock split)

Concurrently with the closing of the exchange agreement TDS also purchased and retired 400,000 shares of Petra common stock for $400,000. Upon completion of the foregoing transactions, Petra had an aggregate of 38,438,860 shares of common stock issued and outstanding.

As a result of the merger, TDS’s stockholders own approximately 95.6% of the combined company and the directors and executive officers of TDS became the directors and executive officers of Petra. Accordingly, the transaction has been accounted for as a reverse acquisition of Petra by TDS resulting in a recapitalization of TDS rather than as a business combination. TDS is deemed to be the purchaser and surviving company for accounting purposes. Accordingly, its assets and liabilities are included in the consolidated balance sheet at their historical book values and the results of operations of TDS have been presented for the comparative prior period. The consolidated statement of stockholders’ equity has been restated as of the above transaction took place on the first day for which the consolidated statement of stockholders’ equity is presented. The historical cost of the net assets of Petra that were acquired was $0. Pro forma information is not presented as the financial statements of Petra are insignificant. In addition, on August 17, 2006, Petra changed it name to Triton Distribution Systems, Inc. (hereafter referred to as the “Company”).

TRITON DISTRIBUTION SYSTEMS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

The Company had adopted a December 31st year end. The Company is an emerging, next generation Web-based travel services distribution company. Its core business is the electronic distribution of travel inventory from airlines, car rental companies, hotels, tour and cruise operators, and other travel sellers to travel agencies and their clients on a global basis. The Company is currently a development stage company under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 7 as it has not generated revenues for the period ending September 30, 2006 and has incurred a loss of $4,171,903 since inception.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Triton Distribution Systems, Inc. (formerly Petramerica Oil, Inc.), a Colorado corporation and its wholly owned subsidiary, Triton Distribution Systems, Inc., a Nevada corporation. All inter-company accounts and transactions have been eliminated in consolidation.

History

The development of the technology and screens for the Company’s online distribution system was initiated by the Company’s CEO and other current management team members while they were affiliated with GRSNetwork, Inc. (“GRS”), a California corporation, which was founded in 1997. GRS’s original activities centered on creating various products for travel agents to streamline their businesses, including accounting systems, electronic reporting systems, a web-based engine, cruise products, management reports and system reporting applications. GRS produced software programs and sold them to independent travel agents, and also developed the software and website for an Internet-based system for distributing travel inventory from sellers to agents.

In 1999, GRS launched its online travel distribution service, with the original notion of recruiting U.S. travel agents that were too small to afford the minimum guarantees required by the major Global Distribution Systems (“GDSs”). In hindsight, the timing of this launch and the financial instability of smaller travel agents proved to be inopportune. By the end of 1999, the airlines in the United States completely eliminated the payment of commissions to travel agents. We believe this high-impact decision, which was designed to reduce costs, actually caused many travel agencies to cease operations and also resulted in fewer bookings for U.S. airlines.

Two years later, the United States experienced the terrorism of 9/11; we believe this catastrophic event only served to accelerate the financial decline of several major U.S.-based airlines and thousands of domestic travel agencies. Within this environment, GRS was further developing its proprietary product suite and was attempting to sign up individual travel agents, one at a time. Ultimately, GRS determined that the cost of attracting and maintaining smaller travel agencies was greater than the revenue streams that could be generated from this target market. After five years of trying to engineer a profitable business model, and having incurred significant operating losses and unpaid debt obligations, GRS went out of business in September 2004.

When GRS ceased operations, a secured lender held a security interest in all of the assets of GRS including its operating business, personal property and software technologies. In December 2005, an investor group formed TDS Acquisition, LLC, a Nevada limited liability company (“TDS LLC”), and acquired the security position of the secured lender for an investment of $200,000 in cash plus additional costs associated with the foreclosure. TDS LLC foreclosed on the inactive assets in January 2006 and contributed them to the Company in exchange for shares.  These assets consisted of computers, servers, furniture and fixtures, as well as the technology (Intellectual property) to support the online distribution of travel services. TDS LLC did not transfer any of the customers of GRS. The Company intends to develop its own strategy and plans to pursue business, first in Asia, and then in other parts of the world.

TRITON DISTRIBUTION SYSTEMS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

The Company was established in January 2006. The Company commenced operations with an initial emphasis on Southeast Asia and intends to expand to other international locations, including South America and Europe. Unlike the travel industry in the United States, which is highly fragmented and decentralized, emerging countries in Asia have only one or two flagship airlines for international routes, the airlines are controlled by the government, their fleets have been modernized, the carriers are generally profitable, the travel agencies are clustered in large associations, and the government has considerable influence over decisions which affect bookings and the issuance of tickets to domestic and foreign travelers.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from these estimates.

Fair value of financial instruments

For certain of the Company's financial instruments, including cash and cash equivalents, accounts payable and accrued expenses, the carrying amounts approximate fair value due to their short maturities.

Cash and cash equivalents

For purposes of the statements of cash flows, the Company defines cash equivalents as all highly liquid debt instruments purchased with a maturity of three months or less.

Concentration of credit risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash and cash equivalents. The Company places its cash with high quality financial institutions and at times may exceed the FDIC $100,000 insurance limit. The Company has limited experience as it is a development stage company but does not anticipate incurring any losses related to this credit risk. As of September 30, 2006 the Company had amounts in bank accounts in excess of FDIC insurance of $3,524,647.

Furniture and equipment

Furniture and equipment are stated at cost and are depreciated using the straight-line method over their estimated useful lives of 3-7 years. Expenditures for maintenance and repairs are charged to operations as incurred while renewals and betterments are capitalized. Gains and losses on disposals are included in the results of operations.

TRITON DISTRIBUTION SYSTEMS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

The estimated service lives of furniture and equipment are as follows:

Computer equipment	5 years
Software	3 years
Office equipment	5 years
Furniture and fixtures	7 years
Tenant improvements	7 years

Revenue recognition

The Company applies the guidance within SEC Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements” (“SAB 104”) to determine when to properly recognize revenue. SAB 104 states that revenue generally is realized or realizable and earned when persuasive evidence of an arrangement exists, services have been rendered, the seller’s price to the buyer is fixed or determinable and collectibility is reasonably assured.

The Company provides electronic travel distribution services through its travel distribution system. These services are provided for airlines, car rental companies, hotels, tour and cruise operators, and other travel sellers to travel agencies and their clients. The Company charges a fee for reservations booked through its distribution system. Revenue is recognized at the time the transactions are processed. However, if a transaction is subsequently canceled, the transaction fee or fees must be credited or refunded. Therefore, revenue is recorded net of an estimated amount reserved to account for cancellations which may occur in a future month. This reserve is calculated based on industry historical cancellation rates and will be based on the Company’s own cancellation rates once a sufficient history of cancellations is established. In estimating the amount of future cancellations that will require a transaction fee to be refunded, the Company assumes that a significant percentage of cancellations are followed by an immediate re-booking of the transaction, without a net loss of revenue.

Website development costs

Website development costs are for the development of the Company's Internet website. These costs have been capitalized when acquired and installed, and are being amortized over three years. The Company accounts for these costs in accordance with Emerging Issues Task Force ("EITF") 00-2, "Accounting for Website Development Costs," which specifies the appropriate accounting for costs incurred in connection with the development and maintenance of websites. Amortization expense was $1,642 and $4,104 for the three months ended September 30, 2006 and for the period from inception (January 10, 2006) to September 30, 2006, respectively.

Intellectual property

Intellectual property consists of a suite of “Expert” products for travel agents including ReservationExpert™, CruiseExpert™ and TourExpert™; "Link" products for agency customers including ResLink™, CruiseLink™ and TourLink™ and "Back Office" agency products including IAR, TicketClient™, ItinClient™ and AccountingClient™. All of these products were purchased by certain investors for $238,525 and contributed to the Company in exchange for shares of the Company’s common stock. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” the Company evaluates its intangible assets and other long-lived assets for impairment, at least on an annual basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable from its estimated future cash flows. Recoverability of intangible assets and other long-lived assets is measured by comparing their net book value to the related projected undiscounted cash flows from these assets, considering a number of factors including past operating results, budgets, economic projections, market trends and product development cycles. If the net book value of the asset exceeds the related undiscounted cash flows, the asset is considered impaired, and a second test is performed to measure the amount of impairment loss which is the difference between the net book value of the asset and its fair value. Fair value is determined by the present value of future cash flows using multiple scenarios that reflect the range of possible outcomes and a risk-free rate. Amortization is computed using the straight-line method over the estimated useful life of the intellectual property of ten years.

TRITON DISTRIBUTION SYSTEMS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Amortization expense was $5,963 and $17,889 for the three months ended September 30, 2006 and for the period from inception (January 10, 2006) to September 30, 2006, respectively. Amortization expense for the next 5 years is expected to be $23,852 per year.

Impairment of long-lived assets

SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” requires that long-lived assets to be disposed of by sale, including those of discontinued operations, be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations.   SFAS No. 144 broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction.  SFAS No. 144 also establishes a "primary-asset" approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for a long-lived asset to be held and used. The Company has no impairment issues to disclose.

Stock based compensation

The Company adopted SFAS No. 123 (Revised 2004), Share Based Payment (“SFAS No. 123R”). SFAS No. 123R requires companies to measure and recognize the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value. SFAS No. 123R eliminates the ability to account for the award of these instruments under the intrinsic value method prescribed by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and allowed under the original provisions of SFAS No. 123. As of September 30, 2006, the Company had 1,577,085 employee stock options outstanding.

Income taxes

The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Deferred taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

TRITON DISTRIBUTION SYSTEMS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Loss per share

The Company reports loss per share in accordance with SFAS No. 128, "Earnings per Share." Basic loss per share is computed by dividing the net loss by the weighted average number of common shares available. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. There were 1,577,085 employee stock options outstanding at September 30, 2006. The Company had a net loss for the three months ended September 30, 2006 and for the period from inception (January 10, 2006) to September 30, 2006, therefore any outstanding employee stock options would be anti-dilutive.

Recently issued accounting pronouncements

In May 2005, the Financial Accounting Standards Board ("FASB") issued SFAS No. 154, "Accounting Changes and Error Corrections." This statement applies to all voluntary changes in accounting principle and requires retrospective application to prior periods' financial statements of changes in accounting principle, unless this would be impracticable. This statement also makes a distinction between "retrospective application" of an accounting principle and the "restatement" of financial statements to reflect the correction of an error. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. SFAS No. 154 is not expected to have a material effect on the financial position or results of operations of the Company.

In February 2006, FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments”. SFAS No. 155 amends SFAS No 133, “Accounting for Derivative Instruments and Hedging Activities”, and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. SFAS No. 155, permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interest in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on the qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired or issued after the beginning of the Company’s first fiscal year that begins after September 15, 2006. SFAS No. 155 is not expected to have a material effect on the financial position or results of operations of the Company.

In March 2006 FASB issued SFAS 156 ‘Accounting for Servicing of Financial Assets’ this Statement amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. This Statement:

1.	Requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract.
2.	Requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable.

TRITON DISTRIBUTION SYSTEMS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

3.	Permits an entity to choose ‘Amortization method’ or Fair value measurement method’ for each class of separately recognized servicing assets and servicing liabilities:
4.
At its initial adoption, permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under Statement 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity’s exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value.

5.
Requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities.

This Statement is effective as of the beginning of the Company’s first fiscal year that begins after September 15, 2006. Management believes that this statement will not have a significant impact on the financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This statement clarifies the definition of fair value, establishes a framework for measuring fair value and expands the disclosures on fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. Management has not determined the effect, if any, the adoption of this statement will have on the financial statements.

In September 2006, the FASB issued SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans−−an amendment of FASB Statements No. 87, 88, 106, and 132(R)". One objective of this standard is to make it easier for investors, employees, retirees and other parties to understand and assess an employer's financial position and its ability to fulfill the obligations under its benefit plans. SFAS No. 158 requires employers to fully recognize in their financial statements the obligations associated with single−employer defined benefit pension plans, retiree healthcare plans, and other postretirement plans. SFAS No. 158 requires an employer to fully recognize in its statement of financial position the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. This Statement also requires an employer to measure the funded status of a plan as of the date of its year−end statement of financial position, with limited exceptions. SFAS No. 158 requires an entity to recognize as a component of other comprehensive income, net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as components of net periodic benefit cost pursuant to SFAS No. 87. This Statement requires an entity to disclose in the notes to financial statements additional information about certain effects on net periodic benefit cost for the next fiscal year that arise from delayed recognition of the gains or losses, prior service costs or credits, and transition asset or obligation. The Company is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures for fiscal years ending after December 15, 2006. Management believes that this statement will not have a significant impact on the financial statements.

TRITON DISTRIBUTION SYSTEMS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Note 2 - Development stage company and going concern

The Company is a new developmental stage company formed on January 10, 2006. The Company is subject to risks and uncertainties, including new product development, actions of competitors, reliance on the knowledge and skills of its employees to be able to service customers, and availability of sufficient capital and a limited operating history. Accordingly, the Company presents its financial statements in accordance with the accounting principles generally accepted in the United States of America that apply in establishing new operating enterprises. As a development stage enterprise, the Company discloses the deficit accumulated during the development stage and the accumulated statement of operations and cash flows from inception of the development stage to the date on the current balance sheet. Contingencies exist with respect to this matter, the ultimate resolution of which cannot presently be determined.

The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America, which contemplates continuation of the Company as a going concern. However, the Company has not generated revenues, has incurred significant operating losses of $4,171,903 to datea and has a negative cash flow from operations, which raises substantial doubt about its ability to continue as a going concern.

In view of these matters, realization of certain of the assets in the accompanying consolidated balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financial requirements, raise additional capital, and the success of its future operations.

Management has raised additional capital and has effectuated a business combination with a public company. Management believes that this plan provides an opportunity for the Company to continue as a going concern.

Note 3 - Furniture and equipment

The cost of furniture and equipment at September 30, 2006 consisted of the following:

Computer equipment	$79,665
Software	45,679
Office equipment	18,158
Furniture and fixtures	72,932
Tenant improvements	26,259
242,693
Less accumulated depreciation	(17,090)

$225,603

Depreciation expense was $10,750 and $17,090 for the three months ended September 30, 2006 and for the period from inception (January 10, 2006) to September 30, 2006, respectively.

Note 4 - Notes payable - related party

In February 2006 the Company entered into a revolving credit agreement with certain investors for a maximum amount of $2,500,000. The investors, also shareholders, consisted of the following:

TRITON DISTRIBUTION SYSTEMS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

a.	The Elevation Fund, LLC holds 4,394,730 shares of common stock;

b.	West Hampton Special Situations Fund, LLC holds 4,394,730 shares of common stock which L. Michael Underwood is the manager of the fund and is a former director of the Company;

c.	LMU and Company - L. Michael Underwood has ownership in this company; and

d.	Battersea Capital Inc. holds 2,104,082 shares of common stock

L. Michael Underwood, a former director of the Company, personally holds 2,259,555 shares of common stock.

The Company had outstanding various notes payable under this agreement. The notes accrued interest at 12% per annum. In July 2006, the Company repaid in full its notes payable - related party ($1,981,867) and accrued interest - related party ($30,915) from the proceeds of the private placement.

Note 5 - Stockholders’ equity

The Company has authorized 102,000,000 shares of no par value stock. 100,000,000 have been authorized as common stock and 2,000,000 have been authorized as preferred stock. As of June 30, 2006, the Company has 45,013,213 shares of common stock issued and outstanding.

Upon the formation of the Company, the founding stockholders contributed $100,100 in cash and intellectual property valued at $238,525 in exchange for 35,821,198 shares of common stock.

In July 2006 the Company sold a total of 7,148,710 shares of its common stock at $0.80 per share through a private placement offering for gross proceeds of $5,747,500. After commission and offering expenses, the Company received net proceeds of $4,924,598. In addition, the Company issued to the placement agent 598,029 share of common stock and issued a warrant to purchase 1,429,742 shares of common stock for $0.80 per share. The warrants expire five years from the date of issuance. The value of the common stock and warrants of $478,423 and $334,580, respectively, issued to the placement agent are considered additional offering cost. The value of the warrants was calculated using the Black-Scholes model using the following assumptions: discount rate of 4.5%; volatility of 22%; dividend yield of 0%; and expected terms of 5 year. The impact of recording the value of the common stock and warrants in the financial statements is $0 as the Company increased stockholders’ equity by $813,003 for the issuance of these securities and decreased stockholders’ equity by the same amount to record the value of these securities as offering costs.

In July 2006, in connection with the private placement offering described above, the Company’s original investors agreed to cancel an aggregate of 6,218,958 of their shares upon the successful completion of selling at least $5,000,000 in the private placement.

In July 2006, in connection with the transaction with Petra (see Note 1), the Company repurchased and retired 400,000 shares of its common stock for $400,000 that were owned by certain shareholders of Petra.

TRITON DISTRIBUTION SYSTEMS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
In July 2006, the Company issued to two investor relation firms a total of 2,238,824 (1,119,412 each) shares of common stock valued at $0.80 per share. The value of these shares of $1,800,000 is being amortized over the terms of the respective agreements. The shares were actually issued on July 26, 2006, but the value of these shares is being amortized over the respective service periods for each agreement which both began on July 10, 2006 the date of the transaction with Petra. As of September 30, 2006, the unamortized balance of $1,292,731 is shown as prepaid consulting as a current asset in the accompanying consolidated balance sheet.

In September 2006, the Company completed a private placement offering of 3,450,000 shares of our common stock to one accredited investor, Al-Deera Holding Company KSCC, for an aggregate purchase price of $2,760,000. After paying the commission and fees associated with the private placements of approximately $ 138,000, the Company received $2,622,000 from this private placement offering.

In September 2006, the Company completed a private placement offering of 287,500 shares of our common stock to one accredited investor, Univest Group Kuwait, for an aggregate purchase price of $230,000. After paying the commission and fees associated with the private placements of approximately $ 11,500, the Company received $218,500 from this private placement offering.

In connection with the September 2006 private placement offerings, the Company issued a warrant to purchase 185,000 shares of the Company common stock for $0.80 per share. The warrants expire five years from the date of issuance. The value of the warrants of $43,293 issued to the placement agent is considered additional offering cost. The value of the warrants was calculated using the Black-Scholes model using the following assumptions: discount rate of 4.5%; volatility of 22%; dividend yeild of 0%; and expected terms of 5 year. The impact of recording the value of the warrants in the financial statements is $0 as the Company increased stockholders’ equity by $43,293 for the issuance of these warrants and decreased stockholders’ equity by the same amount to record the value of these warrants as offering costs.

Stock Options

The Company accounts for stock options under SFAS No. 123 (Revised 2004), Share Based Payment (“SFAS No. 123R”). SFAS No. 123R requires companies to measure and recognize the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value. Share-based compensation recognized under the modified-prospective transition method of SFAS No. 123R includes share-based compensation based on the grant-date fair value determined in accordance with the original provisions of SFAS No. 123, Accounting for Stock-Based Compensation, for all share-based payments granted prior to and not yet vested as of January 1, 2006 and share-based compensation based on the grant-date fair-value determined in accordance with SFAS No. 123R for all share-based payments granted after January 1, 2006. SFAS No. 123R eliminates the ability to account for the award of these instruments under the intrinsic value method proscribed by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and allowed under the original provisions of SFAS No. 123.

The Company recognized $40,793 and $48,774 in share-based compensation expense for the three months ended September 30, 2006 and for the period from inception (January 10, 2006) to September 30, 2006, respectively. The impact of this share-based compensation expense on the Company’s basic and diluted earnings per share was $0.00 per share. The fair value of our stock options was estimated using the Black-Scholes option pricing model.

TRITON DISTRIBUTION SYSTEMS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

On June 12, 2006, the Company’s board of directors approved the Triton Distribution Systems, Inc. 2006 Equity Incentive Plan (the “Plan”) that provides for the issuance of up to 4,300,000 shares under the Plan.

	Options Outstanding	Weighted Average Exercise Price	Aggregate Intrinsic Value
Outstanding, January 10, 2006	-	-	$0
Granted	1,577,085	$0.80
Forfeited	-	-
Exercised	-	-
Outstanding, September 30, 2006	1,577,085	$0.80	$7,018,028

As of September 30, 2006, no options had vested.

For options granted during 2006, the weighted-average fair value of such options was $0.21 and at September 30, 2006 the weighted average remaining contractual life of options outstanding is 9.7 years. For all options granted in 2006, the exercise price was equal to the market price of the Company’s stock at the date of grant. All the options expire in 2016.

As of September 30, 2006, there was $220,262 of total unrecognized compensation cost related to non-vested options granted under the plan. That cost is expected to be recognized over the 3 year life of the options.

The assumptions used in calculating the fair value of options granted using the Black-Scholes option- pricing model are as follows:

Risk-free interest rate	4.5%
Expected life of the options	3.00 years
Expected volatility	22%
Expected dividend yield	0

Since the Company’s stock was not publicly traded at the time the options were issued, the expected volatility was based on the volatility of a competitor’s common stock that is publicly traded.

Warrants

In connection with the private placement offerings described above the Company issued warrants to a placement agent and finder.

TRITON DISTRIBUTION SYSTEMS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Below is a summary of the warrant activity:

	Warrants Outstanding	Weighted Average Exercise Price	Aggregate Intrinsic Value
Outstanding, January 10, 2006	-	-	$0
Granted	1,614,742	$0.80
Forfeited	-	-
Exercised	-	-
Outstanding, September 30, 2006	1,614,742	$0.80	$7,185,602

As of September 30, 2006, all of the warrants had vested. All the warrants expire in 2011.

Note 6 - Income taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities at September 30, 2006 are as follows:

Deferred tax assets:
Federal net operating loss	$1,112,000
State net operating loss	320,000
Equity compensation	222,000
Total deferred tax assets	1,654,000
Less valuation allowance	(1,654,000)
$--

At September 30, 2006, the Company had federal and state net operating loss ("NOL") carryforwards of approximately $3,271,000 and $3,591,000, respectively. Federal NOLs could, if unused, expire in 2021. State NOLs, if unused, could expire in 2011.

The valuation allowance increased by $1,654,000 for the period from inception (January 10, 2006) to September 30, 2006. The Company has provided a 100% valuation allowance on the deferred tax assets at September 30, 2006 to reduce such asset to zero, since there is no assurance that the Company will generate future taxable income to utilize such asset. Management will review this valuation allowance requirement periodically and make adjustments as warranted.

The reconciliation of the effective income tax rate to the federal statutory rate for the period from inception (January 10, 2006) to September 30, 2006 is as follows:

Federal income tax rate	(34.0%)
State tax, net of federal benefit	(6.0%)
Equity compensation	5.3%
Non-deductible items	0.2%
Increase in valuation allowance	34.5%

Effective income tax rate	0.0%

Note 7 - Commitments and contingencies

Employment agreement

In July 2006, the Company entered into a three-year employment agreement with its CEO, Gregory Lykiardopoulos to be effective as of February 2006 pursuant to which Mr. Lykiardopoulos will receive an annual base salary of $250,000 and other compensation to be determined by the Board of Directors. In addition to Mr. Lykiardopoulos is entitled to receive additional shares of common stock if certain profitability requirements are met. These shares will be issued from existing shares. No new shares will be issued pertaining to this agreement.

TRITON DISTRIBUTION SYSTEMS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Leases

The Company leases office space in an office building in Sausalito, California under an operating lease agreement that expires in May 2010. The lease provides for current monthly lease payments of $25,553 which increase over the term of the lease. The Company also leases office space in Manila, Philippines and Beijing, China that expire November 2009 and September 2008, respectively.

Future minimum lease payments under non-cancelable operating leases with initial or remaining terms of one year or more are as follows:

Operating
Leases
Year ending September 30,
2007	$425,386
2008	429,189
2009	362,025
2010	223,304

$1,439,904

The Company incurred rent expense of $250,055 for the period from inception (January 10, 2006) to September 30, 2006.

Note 8 - Related parties

In addition to the note payable discussed in Note 4, the Company had certain transactions with a related party. As of September 30, 2006, the Company owes $8,500 to Gregory Lykiardopoulos, its current CEO and major shareholder for past due compensation.

A director of the Company, Stephen Garland, is also an owner of 373,137 shares of common stock.